Exhibit 10.2

Execution Copy

INVESTMENT AGREEMENT

by and among

Westport Innovations Inc.

and

Pangaea Two Management, LP

January 11, 2016

- i -

ARTICLE VI COVENANTS		34
6.1	Access	34
6.2	Communication with Accountants	34
6.3	Tax Law Compliance	35
6.4	Election of Cartesian Representative to the Board of the Company	35
6.5	Stop-Orders	36
6.6	Listing	36
6.7	Market Regulations	36
6.8	Reporting Requirements	37
6.9	Information	37
6.10	No Short Selling	37
6.11	Identity of Holder	37
6.12	Stream Facility	37
6.13	Issuance of Additional Indebtedness; Seniority of Convertible Notes	38
6.14	Prospectus Supplement and Registration Statement	39
6.15	CWI Joint Venture Agreement and Volvo Agreement	39
6.16	Interim Operating Covenant	39
6.17	Company Covenants	40

ARTICLE VII INDEMNIFICATION		42
7.1	Indemnity	42
7.2	Procedures	43
7.3	Survival	45

ARTICLE VIII MISCELLANEOUS		45
8.1	Waivers and Amendments	45
8.2	Governing Law	46
8.3	Exclusive Jurisdiction	46
8.4	Jury Waiver	46
8.5	Entire Agreement	46
8.6	Fees and Expenses	46
8.7	Notices	47
8.8	Validity	48
8.9	Counterparts	48
8.10	Publicity	48
8.11	Succession and Assignment	49
8.12	Termination; Survival	49
8.13	Currency	50
8.14	Further Assurances	50
8.15	Joinder	50

- ii -

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of January 11, 2016, is entered into between Westport Innovations Inc., a corporation incorporated under the laws of Alberta (the “Company”) and Pangaea Two Management, LP, a Delaware limited partnership (“Cartesian”). The Company and Cartesian are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, to provide the Company with additional funds to fully deploy its innovative HPDI technology and improve the Company’s balance sheet, Cartesian, or one or more Persons controlled by Cartesian and identified in writing to the Company prior to the applicable closing (each, a “Purchaser”), is willing to purchase from the Company, and the Company or one or more Persons controlled by the Company is willing to issue and sell to a Purchaser, on the terms and subject to the conditions set forth herein: (i) a convertible promissory note of the Company, in the aggregate principal amount of $17,500,000; (ii) the Purchased Assets, as subsequently defined; and (iii) the Contingent Payment Right, as subsequently defined (collectively, such purchase and sales described in clauses (i), (ii) and (iii) being referred to as the “Investment”).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Parties, intending to be legally bound, hereby agree as follows. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms on Article I hereto.

ARTICLE I

DEFINITIONS

1.1	Definitions.

“Additional Investment” has the meaning set forth in Section 6.12 of this Agreement.

“Adjusted CWI Income” means, without duplication, (a) the amount of any income, payment or other consideration or distribution delivered or paid by CWI or any other Person to the Company or any of its Affiliates (other than CWI or any subsidiary thereof), or to which the Company or any such Affiliate is entitled, in each case in each fiscal year pursuant to the CWI Joint Venture Agreement or any related agreement, including amounts that would otherwise have been paid to the Company or any Affiliate thereof but for any offset, garnishment or other similar action or any election by the Company not to receive any such amount to which it would otherwise be entitled (but for greater certainty, excluding any dividend amounts relating to income earned in periods ending on or before December 31, 2015), or any amounts paid or guaranteed by CWI or any subsidiary thereof to or for the benefit of the Company or any of its Affiliates in substitution or by reference to any of the foregoing, minus $3,000,000 (such $3,000,000 being an exclusion that applies in each of the applicable fiscal years) agreed upon by the Parties as representing earnings from existing CWI products and (b) the Share Repurchase Amount (as defined in the CWI Joint Venture Agreement) or any other similar amount paid or payable to the Company or any Affiliate thereof by virtue of, or in connection with, the Company’s interest in CWI or any subsidiary thereof, including any such amount paid by any Person to acquire, amend, or terminate either the CWI Joint Venture Agreement or the Company’s interest in CWI or any subsidiary thereof, as applicable.

“Adjustment Report” has the meaning set forth in Section 2.3(f) of this Agreement.

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person; provided, however, that (i) portfolio companies in which Cartesian or any of its Affiliates has an investment shall not be deemed an Affiliate of such person, and (ii) the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Purchaser for purposes of this Agreement. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Investment Agreement, as identified in the Preamble to this Agreement.

“Asset PA” means that certain Purchase Agreement by and between the applicable Purchaser and the Company, a form of which is mutually agreed to by Cartesian and the Company whereby the Company, or any applicable Affiliate, agrees to sell certain non-core assets (or equity interests) to the Purchaser, as further described in Section 2.2.

“Asset Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“Base Shelf Prospectus” means the base shelf prospectus of the Company dated August 6, 2015 and filed with the Canadian Securities Administrators in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador.

“Board” or “Company’s Board” has the meaning set forth in Section 6.4 of this Agreement.

“Cartesian” has the meaning set forth in the Preamble to this Agreement.

“Cartesian Designee” means the individual designated by Cartesian to serve on the Board pursuant to Section 6.4(a) of this Agreement.

“Cartesian Indemnified Party” and “Cartesian Indemnified Parties” have the meanings set forth in Section 7.1(a) of this Agreement.

“Change of Control Transaction” means any transaction or series of related transactions (including the consummation of a merger, share purchase, recapitalization, redemption, issuance of capital stock, consolidation, reorganization or otherwise)

pursuant to which (i) any Person(s) acquires securities representing more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Company or the entity surviving or resulting from such transaction, or (ii) the Company or an Affiliate sells, leases, transfers or otherwise disposes of all or substantially all of the assets, undertaking or property of the Company and its Subsidiaries on a consolidated basis.

“Charter” has the meaning set forth in Section 4.5(b) of this Agreement.

“Closing” has the meaning set forth in Section 2.4 of this Agreement.

“Closing Date” means the date of the Convertible Note Closing and the Purchased Assets Closing, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the common shares in the capital of the Company.

“Company” has the meaning set forth in the Introduction to this Agreement.

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), in each case whether or not subject to ERISA, each employment, termination or severance agreement and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, profit-sharing, bonus, employment, severance, retention, fringe benefits, cash- or equity-based incentive, commission, health, medical, dental, disability, accident, life insurance, vacation, paid time off, perquisite, change of control, separation, non-competition, retirement, pension, supplemental pension or savings or other employee benefit, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its Subsidiaries, other than any plan, arrangement or policy mandated by applicable Law.

“Company Indemnified Party” and “Company Indemnified Parties” have the meanings set forth in Section 7.1(b) of this Agreement.

“Contingent Payment Amounts” means the aggregate amount of CWI Contingent Payment and Volvo Contingent Payment payable to the Purchaser in respect of any applicable period.

“Contingent Payment Right” has the meaning set forth in Section 2.3(a).

“Contingent Payment Right Purchase Price” has the meaning set forth in Section 2.3(a).

“Contingent Payment Statement” has the meaning set forth in Section 2.3(c).

“Convertible Note” has the meaning set forth in Section 2.1 of this Agreement.

“Convertible Note Closing” means the closing of the transactions contemplated by Section 2.1.

“Convertible Note Purchase Price” has the meaning set forth in Section 2.1 of this Agreement.

“Cost Reduction Plan” has the meaning set out in Section 3.2(c)(vi).

“CWI” means Cummins Westport Inc., a joint venture incorporated under the laws of the State of Delaware.

“CWI Contingent Payment Amount” means in respect of each fiscal year of the Company beginning on January 1, 2016 and ending on December 31, 2021, the greater of: (a) twenty-two percent (22%) of Adjusted CWI Income; and (b) the amount indicated below in respect of each applicable fiscal year:

Year	Amount
2016	$1,500,000
2017	$3,400,000
2018	$5,900,000
2019	$7,300,000
2020	$8,500,000
2021	$9,400,000

For the avoidance of doubt, the amounts indicated in clause (b) of this definition of “CWI Contingent Payment Amount” shall not be paid in the event of a termination of the CWI Joint Venture Agreement that involves the full and final payment of the Share Repurchase Amount (as defined in the CWI Joint Venture Agreement) and is not followed by the creation of a joint venture or other similar arrangement to CWI with Cummins, Inc. or any Affiliate thereof.

“CWI Joint Venture Agreement” means the Second Amended and Restated Joint Venture Agreement among CWI, the Company and Cummins, Inc., dated as of February 19, 2012, as such agreement exists as of the date hereof.

“Debenture Indenture” means the Debenture Indenture dated September 22, 2011 between the Company and Computershare Trust Company of Canada, as amended by that certain First Supplemental Indenture dated June 26, 2014 and by that certain Second Supplemental Indenture dated June 12, 2015.

“Dispute Notice” has the meaning set forth in Section 2.3(e).

“Environmental Law” shall mean any Law relating to the pollution or protection of the environment (including air, surface water, groundwater, wildlife, land surface or subsurface land, and natural resources), or human health or safety (as such matters relate to Hazardous Materials), including Laws relating to (i) Releases or threatened Releases of, or exposure to, Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), transport or handling of Hazardous Materials, (iii) recordkeeping, notification, disclosure, or reporting requirements regarding Hazardous Materials, and (iv) endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Existing Debentures” means any and all debentures outstanding from time to time under the Debenture Indenture.

“Filings” has the meaning set forth in the introductory paragraph to Article IV of this Agreement.

“Fuel Systems Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 1, 2015, by and among the Company, Fuel Systems Solutions, Inc., a Delaware corporation, and Whitehorse Merger Sub Inc., a Delaware corporation.

“GAAP” has the meaning set forth in Section 4.10(b) of this Agreement.

“Government Official” has the meaning set forth in Section 4.10(b) of this Agreement.

“Governmental Entity” means any (i) government or political subdivision, whether federal, provincial, local or foreign, (ii) agency or instrumentality of any such government or political subdivision, (iii) federal, state, local or foreign court, (iv) applicable industry self-regulatory organization and (v) applicable stock exchange or securities regulatory authority.

“Hazardous Materials” shall mean (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, methane, asbestos, or asbestos-containing materials, toxic mold, radon, or other pollutants, contaminants, wastes or substances that are regulated, defined, judicially interpreted or identified under Environmental Law due to possible adverse effects on human health or the environment.

“Indemnified Party” has the meaning set forth in Section 7.2(a) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.2(a)(i) of this Agreement.

“Independent Auditor” means PriceWaterhouseCoopers LLP, provided it is not the accounting firm engaged by the Company or any material subsidiary thereof to audit the financial statements of any such Person, or such other auditor as may be mutually agreed, in writing, between the Parties.

“Intellectual Property” shall mean all Canadian, United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, inventions, systems, formulae, models and methodologies as well as the right in any jurisdiction to limit the use or disclosure thereof, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment” has the meaning set forth in the Recitals.

“Knowledge of the Company” means with respect to any matter the actual knowledge of any of Darren Seed, Lance Follett, Steve Anderson, Rick Mah, Larry Kyle, Salman Manki or any individual holding the title of executive vice president or any title in the Company superior to the foregoing, in each case with respect to the applicable matter after reasonable due inquiry.

“Law” means any law, statute, code, ordinance, regulation, rule, Permit, rules of common law, including any judicial and administrative interpretations thereof, of any Governmental Entity which have been made public, including all judicial and administrative Orders which have been made public.

“Lien” means any lien, security interest, mortgage, pledge, charge, license, adverse claim, reversion or encumbrance of any kind.

“Losses” has the meaning set forth in Section 7.1 of this Agreement.

“Material Adverse Effect” means any event, circumstance, change or effect: (a) that is material and adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) that will, or would reasonably be expected to, prevent or impair the ability of the Company to consummate the Investment; provided, however, that for purposes of clause (a) ”Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent occurring from and after the date of this Agreement and arising out of or resulting from: (i) any failure of the Company to meet any projections or forecasts or decrease in the market price of the Common Shares (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Material Adverse Effect); (ii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates; (iii) any changes in the legal or regulatory conditions in the geographic regions in which the Company or its Subsidiaries operate; (iv) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage; (v) the public announcement of this Agreement or other transactions contemplated hereby, including the impact on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, future partners or employees; (vi) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request of Cartesian or the Purchaser; (vii) earthquakes, hurricanes or other natural disasters; or (viii) changes in Law, GAAP or the interpretation or enforcement thereof, which in the case of each of clauses (ii), (iii), (iv), (vii) and (viii) do not disproportionately affect the Company or its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Parties operate or the markets for any of such party’s products or services in general.

“Material Contracts” means: (i) all of the Company’s and its Subsidiaries’ contracts, agreements, leases or other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or its properties are bound, which involve prospective fixed and/or contingent payments or expenditures by or to the Company or its Subsidiaries of more than One Million Dollars ($1,000,000), or that is outside of normal ordinary and usual requirements of the Company’s and its Subsidiaries’ business or is otherwise material to the Company and its Subsidiaries (which for the avoidance of doubt would include the Volvo Agreement and the CWI Joint Venture Agreement), (ii) all of the Company’s and its Subsidiaries’ loans or advances to or from any Person, and all loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments to which the Company or any of its Subsidiaries is a party; (iii) any guarantees by the Company or any of its Subsidiaries for amounts in excess of $1,000,000; (iv) all operating or capital leases for equipment in an amount greater than $1,000,000 to which the Company or any of its Subsidiaries is a party; (v) all material non-competition and similar agreements to which the Company is a party, (vi) all contracts for the employment of any executive officer; (vii) all distributor and sales agency agreements involving a financial commitment in excess of $1,000,000; (viii) any collective bargaining or union agreements, contracts or commitments; and (ix) any of (i) through (viii) for any Subsidiary, if such contract would be material to the Company and its Subsidiaries, taken together as a whole.

“Merger” means the previously announced merger between the Company and Fuel Systems Solutions, Inc. to be completed pursuant to the terms of an Agreement and Plan of Merger between Fuel Systems Solutions, Inc., Whitehorse Merger Sub Inc. and the Company dated September 1, 2015.

“Minimum Threshold” means Common Shares (or Note Shares issuable in respect of Notes) representing either (x) five percent (5%) of the Company’s outstanding Common

Shares, which shall be calculated by including in the numerator of such calculation: (i) the number of Common Shares which Cartesian, any Purchaser or any permitted assignee of any Purchaser holds; plus (ii) the number of Common Shares into which any Convertible Notes held by Cartesian, any Purchaser, or any permitted assignee thereof may be converted, and by including in the denominator of such calculation the number of shares in (i) and (ii) above plus all issued and outstanding Common Shares or (y) at least seventy-five percent (75%) of the original number of Note Shares, as adjusted for any stock split or other similar adjustment and treating the number of Common Shares into which any Convertible Notes held by Cartesian, any Purchaser, or any permitted assignee thereof may be converted as Note Shares.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Note Shares” has the meaning set forth in Section 4.3(a) of this Agreement.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Organizational Documents” of a Person means, as applicable, the charter, certificate of incorporation, certificate of formation, articles of incorporation, bylaws, limited partnership agreement, limited liability company agreement or any similar organizational or governing document or instrument of a Person.

“Party” and “Parties” have the meaning set forth in the Preamble to this Agreement.

“PCMLA” has the meaning set forth in Section 5.4 of this Agreement.

“Permit” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Entity.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Entity.

“Proceeding” means any action, suit, proceeding, claim, arbitration, mediation or investigation before any Governmental Entity or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Entity or similar party.

“Proprietary Assets” means: (a) any Intellectual Property created or owned by the Company or any subsidiary thereof; and (b) any right to use or exploit any of the foregoing; provided that Proprietary Assets shall specifically exclude, unless expressly stated otherwise, any Proprietary Asset transferred, assigned or licensed by Cummins Inc. or its Affiliates to CWI or WWI.

“Prospectus Supplement” has the meaning set forth in Section 3.2(c)(i) of this Agreement.

“Purchase Price” means the aggregate of the Convertible Note Purchase Price, the Asset Purchase Price and the Contingent Payment Right Purchase Price.

“Purchased Asset Affiliate” means any applicable Affiliate of the Company whose equity interests are acquired as part of the Purchased Assets.

“Purchased Asset Cash” means the cash proceeds received by the Purchased Asset Affiliate as consideration in connection with any consummated sale(s) of any assets of a Purchased Asset Affiliate or shares in a subsidiary of a Purchased Asset Affiliate, net of any Taxes that would be imposed on such Purchased Asset Affiliate or its distributee in connection with such cash or a distribution of such cash.

“Purchased Asset Portion” means the percentage equity interest held by Cartesian or any of Cartesian’s Affiliates of any Purchased Asset Affiliate on the date on which Return on Investment is calculated for purposes of this Agreement.

“Purchased Assets” means such non-core assets (or equity interests) of the Company, or any of its Affiliates, to be specified in the Asset PA.

“Purchased Assets Closing” means the closing of the transactions contemplated by Section 2.2.

“Purchaser” has the meaning set forth in the Recitals.

“Registration Statement” has the meaning set forth in Section 3.2(c)(i) of this Agreement.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater or property.

“Return on Investment” means, without duplication, (a) the aggregate fair market value of cash and cash equivalents that are actually paid or distributed to Cartesian, any Purchaser or any of their Affiliates with respect to the Investment, including the full amount of any interest, dividends or distributions actually paid or distributed in respect of the Convertible Notes, Note Shares, Purchased Assets or Contingent Payment Right, in each case including in connection with the sale thereof, minus (b) expenses paid by Cartesian, the Purchaser or any of their Affiliates to consummate the transactions contemplated in the Transaction Documents or the disposition of any Investment (in each case, including any withholding or other similar Tax), minus (c) any indemnification obligations actually paid by Cartesian or the Purchaser, plus (d) the Purchased Asset Portion of any Purchased Asset Cash; provided that for purposes of calculating Return on Investment, if an Event of Default (as defined in the Convertible Note) does not then exist, the applicable Purchaser shall be treated as receiving the face amount of the Convertible Note in cash on the date on which Return on Investment is calculated. For the avoidance of doubt, clauses (a) and (d) of this definition of “Return on Investment” will be calculated solely on the amounts invested pursuant to this Agreement, other than any Additional Investment, and will not be calculated with respect to any gains or proceeds related to any other additional capital provided to the Company or any of its Affiliates by Cartesian, the Purchaser or any of their Affiliates.

“SEDAR” means the System for Electronic Document Analysis and Retrieval established by the Canadian Securities Administrators.

“Senior Creditors” means a holder or holders of Senior Indebtedness and includes any representative or representatives or trustee or trustees of any such holder.

“Senior Indebtedness” means:

(i)	All present and future bank indebtedness incurred in the ordinary course of business (whether arising in respect of principal, interest, fees, costs, expenses, indentures, bankers’ acceptances, letters of credit, borrowed money, hedging agreements or similar agreements, credit cards, leases or otherwise);

(ii)	any present and future indebtedness and obligations of the Company in respect of any present or future purchase-money security interests (as defined in applicable personal property security legislation) or other asset purchase financing or financing of inventory and receivables by the Company or, for certainty, its Subsidiaries; and

(iii)	any other debt obligation of the Company existing as at the date hereof which is secured against some or all of the assets of the Company or, for certainty, any of its Subsidiaries.

“Subsidiary” has the meaning ascribed thereto in the Securities Act (Alberta), and the Company’s subsidiaries, when referred to together, are referred to herein as “Subsidiaries”, but such definition shall exclude any entity in which the Company does not, directly or indirectly, hold greater than 50% of the voting equity, which shall be referred to herein as a “Minority Subsidiary”.

“Successor Debentures” shall mean any successor or replacement indebtedness to the Existing Debentures, provided that: (i) any such replacement indebtedness shall be limited in principal amount to the principal amount plus the amount of any accrued interest outstanding with respect to the Existing Debentures as at the date of such replacement and applicable fees to finance the replacement, (ii) the terms and conditions shall not be more favorable to the lender than the Existing Debentures, and (iii) such replacement indebtedness shall not have a maturity date on or before the maturity date of Convertible Note, if any. For greater certainty, if Cartesian together with its Affiliates (including any applicable Purchaser(s)) shall hold less than the Minimum Threshold the provisions in (i), (ii) and (iii) above shall not apply.

“Tax” or “Taxes” shall mean all foreign and domestic federal, provincial, state, local and other taxes, assessments, charges, duties, tariffs, deficiencies, fees, levies or other governmental charges (including interest, fines, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, employer health, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, goods and services, harmonized sales, value-added, alternative, estimated and all other taxes, and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions, of any kind for which a Person may have any liability imposed by any Governmental Entity, whether disputed or not, or payable (i) pursuant to any tax sharing arrangement or any other contract relating to sharing or payment of such tax, assessment, charge, duty, tariff, deficiency, fee, levy or other governmental charge or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group (in each case together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties).

“Tax Return” shall mean any report, return (including any information return), statement, schedule, notice, form, declaration, claim for refund or other statement, document or information (including any schedule or attachment thereto or amendment thereof) required to be supplied to a Governmental Entity in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to Taxes, including any estimated returns and reports of every kind, with respect to Taxes.

“Threshold Amount” has the meaning set forth in Section 2.5.

“Transaction Documents” means this Agreement, the Asset PA and the Convertible Note.

“TSX” means the Toronto Stock Exchange.

“Volvo Agreement” means the Natural Gas Engine Development Agreement between Volvo Truck Corporation and Westport Power Inc., dated as of October 15, 2015, as such agreement exists as of the date hereof.

“Volvo Contingent Payment Amount” means in respect of each fiscal year of the Company beginning on January 1, 2016 and ending on December 31, 2025, the greater of (a) 22% of the sum of (x) any amount that is paid or payable pursuant to Section 12.8 of the Volvo Agreement (or any analogous provision if the Volvo Agreement is amended, restated or otherwise modified) and any amounts that would otherwise have been paid to the Company or any Affiliate thereof but for any offset, garnishment or other similar action or any election by the Company not to receive any such amount to which it would otherwise be entitled, or any amounts paid or guaranteed by Volvo or any Volvo Group Company to or for the benefit of the Company or any of its Affiliates in substitution or by reference to any of the foregoing and (y) any amount paid or payable to the Company or any Affiliate thereof to acquire, amend or terminate the Volvo Agreement or arrangement with Volvo, as applicable (the “Volvo Amendment/Termination Payment”) and (b) the amount indicated below in respect of each applicable fiscal year:

Year	Amount
2017	$26,400
2018	$264,000
2019	$422,400
2020	$554,400
2021	$792,000
2022	$1,161,600
2023	$1,636,800
2024	$2,270,400
2025	$2,851,200

In the event of the termination of the Volvo Agreement that is not followed by the creation of a replacement or substitute arrangement or agreement with Volvo Truck Corporation, Cartesian shall receive, in replacement and in lieu of the amounts described in paragraph (b) of this definition and without duplication, the economically greater of: (i) 22% of any amounts paid or payable to the Company or any of its Affiliates in connection with such termination, which amounts shall be payable promptly but in any event within 30 days of the Company receiving, or having the right to receive, any and all such amounts; and (ii) the sum of the remaining amounts set forth in clause (b) of this definition at the time of such termination is consummated, provided such remaining amounts shall be paid annually on the terms and in the amounts set out in clause (b) of this definition and not in one lump sum payment.

“Westport HK” means Westport Innovations (Hong Kong) Limited, a company established under the laws of Hong Kong.

“WWI” means Weichai Westport Inc., a joint venture company established under the laws of the People’s Republic of China.

1.2	Interpretation.

For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

ISSUANCE AND SALE

2.1	Issuance and Sale of the Convertible Notes.

Convertible Notes. In reliance upon the representations, warranties and covenants of the Parties set forth herein, and subject to satisfaction of the conditions set forth in Article III hereof, at the Convertible Note Closing, the Company shall issue, sell and deliver to one or more Purchasers, and each such Purchaser shall purchase from the Company, a Convertible Note where the aggregate principal amount of such Convertible Notes shall be equal to Seventeen Million Five Hundred Thousand U.S. Dollars ($17,500,000), in substantially the form attached hereto as Exhibit A (such note to be purchased at the Convertible Note Closing, the “Convertible Note”), convertible in accordance with the terms of the Convertible Note into Common Shares. The purchase price for all such Convertible Notes shall be an aggregate of Seventeen Million Five Hundred Thousand U.S. Dollars ($17,500,000) (the “Convertible Note Purchase Price”).

2.2	Purchase of Purchased Assets.

(a)	Purchased Assets. Subject to Section 2.2(b), in reliance upon the representations, warranties and covenants of the Parties set forth herein and to be set forth in the Asset PA, and subject to satisfaction of the conditions set forth in Article III hereof and to be set forth in the Asset PA, at the Purchased Assets Closing, the Company agrees to sell, assign and transfer the Purchased Assets, to a Purchaser, and such Purchaser agrees to purchase the Purchased Assets from the Company, free and clear of all Liens, which sale, purchase, assignment and transfer shall be memorialized in the Asset PA. The purchase price payable pursuant to the Asset PA shall be Sixteen Million Three Hundred and Thirty Thousand U.S. Dollars ($16,330,000) (the “Asset Purchase Price”). Unless otherwise agreed by Cartesian and its Affiliates, such Purchased Assets will be comprised of equity that will entitle Cartesian or an Affiliate thereof to an indirect 23.33% interest in the equity securities of WWI.

(b)	Alternative Transaction. Without limiting the generality of Section 8.1, the Parties may mutually agree to effect Cartesian’s acquisition of Purchased Assets through a transaction that is not currently contemplated by this Agreement. In such event, the Parties hereby agree to make the necessary amendments to this Agreement. In any event, the Parties agree that such determination is best made after Cartesian has met with and had the opportunity to discuss the contemplated transactions with any applicable joint venture partners in and any management and owners of any Purchased Assets Affiliate.

(c)	Exclusivity. From the date hereof until the earlier of the Purchased Assets Closing or May 31, 2016, the Company shall, and shall cause its Subsidiaries and representatives of the Company and its Subsidiaries to, work exclusively, diligently and in good faith with Cartesian and its representatives to consummate the Purchased Assets Closing during such period.

2.3	Purchase of Contingent Payment Right.

(a)	Contingent Payment Right. In reliance upon the representations, warranties and covenants of the Parties set forth herein, effective as of the date hereof, Affiliates of Cartesian shall acquire and the Company, on behalf of itself and its applicable Affiliates, shall grant to such Purchaser the right to receive: (i) from January 1, 2016 through December 31, 2021, the CWI Contingent Payment Amount; and (ii) from January 1, 2016 through December 31, 2025, the Volvo Contingent Payment Amount, (collectively, the “Contingent Payment Right”). The purchase price for the Contingent Payment Right shall be Seventeen Million Five Hundred Thousand U.S. Dollars ($17,500,000) (the “Contingent Payment Right Purchase Price”), which amount shall be paid to the Company concurrently with the execution hereof. The names of the acquiring Cartesian Affiliates and the percentage of the Contingent Payment Rights to be acquired, and the Contingent Payment Right Purchase Price to be paid, by each such Affiliate is set forth on Schedule 2.3(a) hereto.

(b)	Contingent Payment Right Purchase Deliveries. In connection with the acquisition of the Contingent Payment Right:

(i)	The Company shall deliver to Cartesian (x) a certificate, executed by a duly authorized officer of the Company, dated as of the date hereof, certifying the authenticity and continued effectiveness of attached copies of the Company’s Articles of Incorporation, as amended, Bylaws and resolutions of the Company’s Board approving Cartesian’s acquisition of the Contingent Payment Right, and authorizing specific officers to execute and deliver this Agreement and (y) a duly executed copy of any consent, approval, authorization or waiver of any third party necessary for the Company to consummate the granting of the Contingent Payment Right granted hereby; and

(ii)

The Company shall have executed and delivered to Cartesian, as agent for the Purchasers, fully executed copies, in form and substance reasonably satisfactory to Cartesian, of (x) security agreements pursuant to which the Company shall grant a first ranking security interest to Cartesian or an Affiliate thereof to secure payment of the Contingent Payment Amounts under the Contingent Payment Right in: (A) all of the Company’s and Westport Power Inc.’s Intellectual Property other than any such Intellectual Property to which Volvo is entitled to a security interest pursuant to or in connection with the Volvo Agreement (the “Pledged Intellectual Property”), (B) all of its interest in any distributions under the CWI Joint Venture Agreement; (C) all outstanding shares of Westport HK; and (D) the Contingent Payment Right and the Contingent Payment Amounts paid or payable to the Company or any of its Affiliates in connection therewith; (y) a security agreement pursuant to which the Company shall grant to Cartesian or an Affiliate thereof a security interest in the Pledged Intellectual Property (the “Pledged Intellectual Property

Security Agreement”) providing for subordination to the extent of any current or future security interest of Volvo created pursuant to or in connection with the Volvo Agreement (but in no case less than a second ranking security interest); and (z) intercreditor agreements, pursuant to which any Person with a priority security interest in any of the collateral set forth in clauses (x)(A) through (x)(D) shall acknowledge and agree to Cartesian’s priority with respect to the collateral pledged pursuant to the applicable security agreement.

(c)	Calculation of Contingent Payment Amounts. Within ten days of the date on which the Company files or is obligated to file its annual audited financial statements on SEDAR (or, if the Company no longer is required to make filings of its annual audited financial statements on SEDAR, by April 15 of the year following the year to which such financial statements pertain), the Company, acting reasonably and in good faith, shall deliver to Cartesian a statement setting out its calculation of the aggregate Contingent Payment Amounts owing in respect of the previous fiscal year, broken down by CWI Contingent Payment Amount and Volvo Contingent Payment Amount, together with any and all supporting information and documentation that could be reasonably necessary to Cartesian in connection with Cartesian’s assessment of the accuracy of each such calculation (each, a “Contingent Payment Statement”). Subject to Section 6.9, the Company shall provide Cartesian and its representatives with any information, documents and access to the applicable personnel and representatives of the Company and its Affiliates, as is reasonably requested by Cartesian to assess the accuracy of the Contingent Payment Statement. No Contingent Payment Statement will omit any material fact, circumstance, information, calculation or documentation relevant to the applicable Contingent Payment Payment thereunder or Cartesian’s reasonable assessment of such Contingent Payment Statement and necessary to accurately assess the applicable calculation of the Contingent Payment Amount payable in connection therewith.

(d)	Payment of Contingent Payment Amounts. Contingent Payment Amounts shall be paid to the applicable Purchaser annually within thirty days of the earlier of the date on which the Company files, or is obligated to file, the final annual audited financial statements for the applicable year on SEDAR, provided that in no event shall such payment be made later than 95 days after the end of the relevant fiscal year, Contingent Payment Amounts shall be payable regardless of the status of any dispute with respect to the final Contingent Payment Amount.

(e)

Disputes relating to Contingent Payment Amounts. If Cartesian notifies the Company that Cartesian agrees with the Contingent Payment Statement within thirty (30) days after receipt thereof or Cartesian fails to deliver notice to the Company of its disagreement therewith within such thirty (30) day period, any such Contingent Payment Statement shall be conclusive and binding on the Company and Cartesian and the applicable Purchaser and the Parties shall be deemed to have agreed thereto, in the first case, on the date Cartesian receives the notice and, in the second case, on such thirtieth (30th) day. If Cartesian disagrees with a particular Contingent Payment Statement, then Cartesian shall notify the Company of its disagreement (the “Dispute Notice”) within such thirty (30) day period together with reasonable particulars of the basis of such dispute, including Cartesian’s position on the amounts in dispute (and the impact such position has on the Contingent Payment Amounts). In such event, Cartesian and the Company shall attempt, each acting reasonably and in good faith, to resolve their differences with respect thereto within fifteen (15) days after the receipt by the Company of the Dispute Notice and make any amendments to the Contingent Payment Statement as mutually agreed to by the Parties.

(f)

Any dispute over any Contingent Payment Statement as set forth in the Dispute Notice not resolved by Cartesian and the Company within such fifteen (15) day period after receipt of the Dispute Notice (or such other period as the Parties may agree) shall be submitted to the Independent Auditor to determine such dispute, and such determination shall be final and binding on the Parties. The Independent Auditor shall allow Cartesian and the Company to present their respective positions regarding the dispute (provided that, for greater certainty, such presentations are limited to matters described in the Dispute Notice) and each of Cartesian and the Company shall have the right to present additional documents, materials and other information, and make a written presentation to the Independent Auditor, regarding such dispute and the Independent Auditor shall consider such additional documents, materials and other information and such written presentation. The Independent Auditor shall have the right to request additional documents, materials, and other information from the Company as the Independent Auditor reasonably deems to be relevant in connection with its independent review (except as Cartesian and the Company may mutually agree should not be provided). Any such other documents, materials or other information shall be copied to each of Cartesian and the Company and each of the Company and Cartesian shall be entitled to review and respond, in writing, to any such written presentation. The Independent Auditor shall determine, based on such presentations from the Company and Cartesian and any additional documents, materials or other information that the Independent Auditor reasonably deems to be relevant in connection with its independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report (the “Adjustment Report”) to the Company and Cartesian in which the Independent Auditor shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the Contingent Payment Statement and Contingent Payment Amounts. In addition, if the Independent Auditor reasonably deems information from either of Volvo Truck Corporation or Cummins Westport Inc. to be relevant or necessary in reaching a determination with respect to the applicable dispute and preparing the Adjustment Report in connection therewith, the Company will use its commercially reasonable efforts to obtain such information promptly. The Adjustment Report shall set forth, in reasonable detail, the Independent Auditor’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to any of the Contingent Payment Statement and Contingent Payment Amounts, together with supporting calculations, and the Parties shall make such revisions to the Contingent Payment Statement, as applicable. In resolving any disputed item, the Independent Auditor: (i) shall be bound to the principles of this Section 2.3, (ii) shall limit its review to matters specifically set forth in the Dispute Notice, and (iii) shall not assign a value to any item higher than the highest value for such item claimed by either Party or lower than the lowest value for such item claimed by either Party. The Parties shall use commercially reasonable efforts to cause the Independent Auditor to complete its work and render its determination within thirty (30) calendar days of its engagement. The costs, fees and expenses of the Independent Auditor shall be allocated to and borne by the Purchaser, on the one hand, and the Company, on the other hand, based on the inverse of the percentage that the Independent Auditor’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Auditor. For example, should the items in dispute total in amount to $1,000 and the Independent Auditor awards $600 in favor of Cartesian’s position, 60% of the costs of the Independent Auditor’s review would be borne by the Company, and 40% of the costs would be borne by the Purchaser.

(g)	Within five business days following the date on which a Contingent Payment Statement has been finalized by determination made by the Independent Auditor pursuant to Section 2.3(f), the payments contemplated by Section 2.3(h) shall be made.

(h)	Within five business days following the date on which a Contingent Payment Statement has been finalized by the Independent Auditor:

(i)	if the Contingent Payment Amount as determined by the Independent Auditor is greater than the Contingent Payment Amount actually paid to the Purchaser, the Company shall pay such difference to the Purchaser; and

(ii)	if the Contingent Payment Amount as determined by the Independent Auditor is less than the Contingent Payment Amount actually paid to the Purchaser, the Purchaser shall cause to be repaid to the Company such excess Contingent Payment Amount which was previously paid.

2.4	Closings.

The Convertible Note Closing and the Purchased Assets Closing (collectively, the “Closings”) shall take place at a time mutually agreed upon by the Parties on the third business day following satisfaction of the last of the conditions to the applicable Closing as set out in Article III and/or the Asset PA (other than conditions which, by their nature, are to be satisfied on the closing date of such acquisition) at the offices of Bennett Jones LLP, located at 4500, 855-2nd Street S.W., Calgary, Alberta, or at such other times and places as shall be mutually agreed to by the Parties. At the Convertible Note Closing and the Purchased Assets Closing, the Purchaser(s) shall pay the Convertible Note Purchase Price and the Asset Purchase Price, respectively. Each such payment shall be made by wire transfer of immediately available funds to the account designated by the Company in writing and delivered in advance of the applicable Closing to Cartesian, or by such other method as may be acceptable to the Company.

2.5	Valuation Adjustment.

(a)	In the event that, on the fifty-four month anniversary of the date hereof, Cartesian, the Purchaser and their Affiliates have, in the aggregate, but without duplication, realized a Return on Investment of greater than three and one-half times (3.5x) the Purchase Price (the “Threshold Amount”), Cartesian shall pay to the Company pursuant to Section 2.5(b) an amount equal to the sum of: (A) 30% of all cash amounts that have been actually received by Cartesian, the Purchaser and their Affiliates in excess of the Threshold Amount as of such date; and (B) 30% of any Volvo Contingent Payment Amount paid by the Company to the applicable Purchaser following the date on which the Threshold Amount is attained.

(b)	Any amounts payable to the Company pursuant to Section 2.5(a) shall be payable by Cartesian, the applicable Purchaser or any of their Affiliates (y) in cash, or (z) by deducting the applicable amount from the then outstanding balance of the Convertible Note as elected by Cartesian in its sole discretion. Cartesian and the Company shall be entitled to attribute the amounts payable to the Company pursuant to Section 2.5(a) to one or more of the Convertible Notes, Purchased Assets, or Contingent Payment Rights in such proportions and amounts as they mutually agree, in writing, prior to the attribution of any such amounts.

(c)	Cartesian shall provide the Company with access to information and Cartesian personnel, in each case at the Company’s sole costs and expense, that is reasonably necessary for the Company to confirm the Return on Investment; provided, however, that the foregoing shall not require Cartesian, the Purchaser or any of their respective Affiliates to violate any agreement (whether oral or written), constitutive document or applicable law, in each case as determined solely and in good faith by Cartesian.

(d)	Within ten days of the end of each calendar quarter, Cartesian shall provide the Company with notice of any transfer or other cash realization involving the Convertible Notes, Note Shares, Purchased Assets or interest in any subsidiary of a Purchased Asset Affiliate along with the name and contact information of the transferee in order to allow the Company to confirm the current holdings of Cartesian and any Purchaser and calculate the Return on Investment. If no such transfer or realization occurs in any calendar quarter, Cartesian shall not be obligated to provide the Company with the foregoing notice.

ARTICLE III

CONDITIONS TO THE CONVERTIBLE NOTE CLOSING AND PURCHASED ASSETS CLOSING

3.1	Conditions to Each Party’s Obligations.

The respective obligations of each Party to consummate the transactions described in Section 2.1 and Section 2.2 of this Agreement are subject to the satisfaction (or waiver by the respective Party), at or before each applicable Closing, of the following conditions:

(a)	That no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition which has the effect of preventing the consummation of the transactions contemplated in this Agreement is in effect; and

(b)	All consents of Governmental Entities required in connection with the applicable transactions described in this Agreement have been obtained or made, and are in full force and effect.

3.2	Conditions to Obligations of Cartesian at the Closings.

(a)	Convertible Note Closing and Purchased Assets Closing. The obligation of Cartesian to consummate (or cause the applicable Purchaser to consummate) either of the transactions described in Section 2.1 and 2.2 of this Agreement is subject to the satisfaction (or waiver by Cartesian), at or before the applicable Closing, of the following conditions:

(i)	Representations and Warranties Correct. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality are true and correct, and all other representations and warranties of the Company set forth in this Agreement that are not so qualified are true and correct in all material respects, in each case as of the date of this Agreement and as of the applicable Closing Date, with the same effect as though made as of the date of this Agreement except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(ii)	Performance of Obligations. The Company shall have performed or complied with, in each case in all material respects, all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the applicable Closing.

(iii)	Officer’s Certificate. The Company shall have delivered to Cartesian a certificate, executed by a duly authorized officer of the Company, dated as of the applicable Closing Date, certifying the authenticity and continued effectiveness of attached copies of the Company’s Articles of Incorporation, as amended, Bylaws and resolutions of the Company’s Board approving the transactions contemplated hereby and by the other Transaction Documents, and authorizing specific officers to execute and deliver this Agreement and each of the other Transaction Documents.

(iv)	Compliance Certificate. Cartesian shall have received a certificate dated as of the applicable Closing Date and signed by an officer of the Company on behalf of the Company stating that the conditions specified in Sections 3.2(a)(i) and (ii) have been satisfied.

(v)	Consents and Waivers. The Company shall have received the consents, approvals, authorizations, permits and waivers of all third parties necessary for the Company to consummate the applicable transactions contemplated hereby and by the Transaction Documents, including the approval of the TSX and NASDAQ, in each case in a form that is reasonably satisfactory to Cartesian.

(vi)	Material Adverse Effect. Since December 31, 2014, no event shall have occurred that would have, or be reasonably likely to result in, a Material Adverse Effect.

(vii)	Board of Directors. The Board of Directors shall not have taken any action to remove the Cartesian Designee, as applicable, from the Board of Directors.

(viii)	Security Interest. Neither the Company nor any other Person has taken any action that has or could reasonably be expected to adversely impact the security interest granted to Cartesian, as agent for the Purchasers, pursuant to Section 2.3(b)(ii).

(b)	Purchased Assets Closing. The obligation of Cartesian to consummate (or cause the applicable Purchaser to consummate) the transactions described in Section 2.2 of this Agreement is subject to the satisfaction (or waiver by Cartesian), at or before the applicable Closing, of the following conditions in addition to the satisfaction (or waiver by Cartesian) of the conditions set forth in Section 3.2(a):

(i)	Contingent Payment Right. The Company and the applicable Purchaser shall have consummated the transactions described in Sections 2.3(a) and 2.3(b) of this Agreement.

(ii)	Asset PA. All of the conditions precedent to closing the transactions contemplated in the Asset PA have been satisfied.

(iii)	Diligence. Cartesian shall be satisfied with the results of its financial, legal and business due diligence, including with respect to any joint venture partner of any Purchased Asset Affiliate or subsidiary thereto and their respective Affiliates in connection with any Purchased Assets or subsidiaries of a Purchased Asset Affiliate, related to Cartesian’s acquisition of Purchased Assets.

(c)	Convertible Note Closing. The obligation of Cartesian to consummate (or cause the applicable Purchaser to consummate) the transactions described in Section 2.1 of this Agreement is subject to the satisfaction (or waiver by Cartesian), at or before the applicable Closing, of the following conditions in addition to the satisfaction (or waiver by Cartesian) of the conditions set forth in Section 3.2(a):

(i)	Prospectus Supplement and Registration Statement. The Company shall have filed: (i) with the Canadian Securities Administrators a Prospectus Supplement to the Base Shelf Prospectus (the “Prospectus Supplement”); and (ii) with the Securities and Exchange Commission a registration statement on Form F-10 (the “Registration Statement”), in each case that is reasonably acceptable to Cartesian and qualifies the Convertible Note for distribution to the applicable Purchaser.

(ii)	Convertible Note. The Convertible Notes shall have been executed and delivered by the Company to Cartesian, as agent for the Purchaser.

(iii)	Diligence. Cartesian shall be satisfied with the results of its financial, legal and business due diligence, including meetings with representatives of CWI and AVL List GmbH, related to Cartesian’s acquisition of the Convertible Notes.

(iv)	Fuel Systems Merger. The Company shall have consummated all of the transactions contemplated by the Fuel Systems Merger Agreement and all agreements related thereto.

(v)	Cost Reduction Plans. Cartesian shall be reasonably satisfied with the Company’s plans to launch a zero-based budgeting and asset sale exercise to ensure the Company maintains at least 18 months of operating capital (the “Cost Reduction Plan”).

3.3	Conditions to Obligations of the Company at the Closings.

The obligations of the Company to consummate the transactions described in Section 2.1 and Section 2.2 of this Agreement are subject to the satisfaction (or waiver by the Company), at or before the applicable Closing, of the following conditions:

(a)	Representations and Warranties Correct. The representations and warranties of Cartesian set forth in this Agreement that are qualified as to materiality are true and correct, and all other representations and warranties of Cartesian set forth in this Agreement that are not so qualified are true and correct in all material respects, in each case as of the date of this Agreement and as of the applicable Closing Date, with the same effect as though made as of such date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b)	Performance of Obligations. Cartesian or the applicable Purchaser shall have performed or complied with, in each case in all material respects, all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the applicable Closing.

(c)	Closing Certificate. Cartesian or the applicable Purchaser shall have delivered to the Company a certificate, executed by an authorized representative of Cartesian or the applicable Purchaser, as applicable, dated as of the applicable Closing Date, certifying to: (i) Cartesian’s or the applicable Purchaser’s authority to consummate the applicable transactions contemplated by this Agreement and the other Transaction Documents; and (ii) that the conditions specified in Sections 3.3(a) and (b) have been satisfied.

(d)	Approvals. All necessary approvals of the TSX and NASDAQ shall have been obtained.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Cartesian that, except as disclosed in the Company’s filings made after December 31, 2013 and before the date of this Agreement that are available on either SEDAR or EDGAR (collectively, the “Filings”), the statements contained in the following paragraphs of this Article IV are all true and correct as of the date hereof and as of each Closing Date (except to the extent made only as of a specified date, in which case as of such date):

4.1	Organization and Good Standing; Certificate of Incorporation and Bylaws.

The Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta; and (ii) has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted. The Company and each of its material Subsidiaries: (y) is duly qualified to conduct business as a foreign or extra-provincial corporation; and (z) is in good standing as a foreign or extra-provincial corporation, in all jurisdictions where the properties owned, leased or operated by it are located or where its business is conducted, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect.

4.2	Company Power.

The Company has all requisite legal and corporate power to enter into, execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. Assuming due execution and delivery by the other parties thereto, this Agreement is, and upon their execution and delivery, the Transaction Documents to which it is a party will be, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

4.3	Authorization.

(a)	Company Action. Except for the requirements to: (i) obtain TSX and NASDAQ approval; (ii) file the Prospectus Supplement prior to issuance of the Convertible Note; (iii) file the Registration Statement with the Securities and Exchange Commission; prior to the issuance of the Convertible Note, all corporate and legal action on the part of the Company, their officers, directors, shareholders and members necessary for the execution and delivery of this Agreement, the other Transaction Documents, the sale and issuance of the Convertible Note, or any Common Shares issuable upon conversion of the Convertible Note (“Note Shares”), the consummation of the transactions to be contemplated by the Asset PA and the performance of the Company’s obligations hereunder and thereunder, has been taken or will have been taken as at the applicable Closing Date.

(b)	Valid Issuance. The Convertible Note and the Note Shares, when issued in compliance with the provisions of this Agreement and of the Convertible Notes, as applicable, will be validly issued and, in the case of any such Note Shares, will be fully paid and non-assessable and delivered to Purchaser, or any other holder thereof, free and clear of any Liens, other than Liens which arise by action of the Purchaser or the Laws to which the Purchaser is subject.

(c)	No Voting Rights. Other than the Fuel Systems Merger Agreement and the Voting Agreement dated September 1, 2015 among the Company, and each of K&M Douglas Trust, Janes Douglas and Jean Douglas Irrevocable Descendants’ Trust, Douglas Family Trust and James E Douglas, III, in connection with the Fuel Systems Merger Agreement, there are no agreements to which the Company is a party with respect to the voting or transfer of any securities of the Company other than the Transaction Documents and, in respect of transfer of securities, its listing agreement with the TSX and NASDAQ, its ordinary-course agreements with its transfer agent and the restrictions on transfer of options and equity based awards imposed by its existing option plan and omnibus incentive plan.

(d)	Non-contravention. None of the execution, delivery and performance of and compliance with this Agreement and the other Transaction Documents, nor the issuance of the Convertible Note, transfer of applicable assets or equity interests to be contemplated by the Asset PA or granting of the Contingent Payment Right will result in or constitute any breach, default or violation of (i) any agreement, contract, lease, license, instrument or commitment (oral or written) to which the Company is a party or is bound or (ii) any Law, rule, regulation, statute or order applicable to the Company or any of its material Subsidiaries or their respective properties, including any rule imposed by the TSX or NASDAQ, or result in the creation of any Lien upon any of the properties or assets of the Company or Westport HK (other than as contemplated by the Transaction Documents).

4.4	Consents.

No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, state, local or provincial or other Governmental Entity or other Person on the part of the Company is required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the offer, sale or issuance of the Convertible Note, Note Shares or the Purchased Assets, other than: (a) the filing of the Prospectus Supplement and Registration Statement; (b) those filings required pursuant to the rules of the TSX or NASDAQ; and (c) if required, filings or qualifications under applicable state securities laws, which filings or qualifications, if required, will be timely filed or obtained by the Company.

4.5	Capitalization.

(a)	The authorized capital of the Company, as of the date hereof, consists of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in series, of which: (i) 64,380,819 Common Shares and no preferred shares have been issued; (ii) 8,570 Common Shares are reserved for issuance upon the exercise of options granted pursuant to the Company’s stock option plan; (iii) 113,343 Common Shares are reserved for issuance upon the exercise of units granted under the Company’s share unit plan; and (iv) 9,458,584 Common Shares are reserved for issuance in exchange for awards issued under the Company’s omnibus incentive plan.

(b)	The rights, preferences, privileges and restrictions of the Common Shares are as stated in the Company’s Articles of Incorporation (the “Charter”) and as provided under applicable Law. The Note Shares have been duly and validly reserved for issuance.

4.6	Ownership of Subsidiaries.

(a)	The Company owns (i) directly 100% of the issued and outstanding equity securities of Westport Power Inc., Westport HK, Westport C.I.1, Westport C.I.2, and Whitehorse Merger Sub Inc. and (ii) indirectly 100% of the issued and outstanding equity shares of its other Subsidiaries, other than WWI, CWI, Minda Emer and Prins Autogas West Africa Ltd. and (b) as of the date hereof, Westport HK owns 35% of the issued and outstanding equity securities of WWI, which interest in WWI, other than cash and cash equivalents, is the sole asset of Westport HK.

4.7	Changes.

Since December 31, 2014, except as disclosed in any Filing, there has not occurred or could reasonably be expected to occur any of the following:

(a)	Any Material Adverse Effect;

(b)	Any resignation or termination of any officer of the Company, other than Mehran Rahbar;

(c)	Any material change, except in the ordinary course of business, in the contingent obligations of the Company or its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or other contractual arrangement;

(d)	Any damage, destruction or loss, whether or not covered by insurance, that is material to the business or operations of the Company and its Subsidiaries;

(e)	Any waiver by the Company or any Subsidiary of a material right or of a material debt owed to it;

(f)	Any material change in any compensation arrangement or agreement with any individual holding the title of executive vice president or any title in the Company superior to the foregoing, officer or director other than routine annual increases in compensation or promotions or bonuses awarded in the ordinary course of business or the reinstatement of prior compensation subsequent to any voluntary reductions;

(g)	To the Knowledge of the Company, any material labor organization activity related to the Company or any Subsidiary;

(h)	Any debt, obligation or liability incurred, assumed or guaranteed by the Company or any Subsidiary, except for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(i)	Any sale, assignment or transfer of any material Proprietary Asset, other than the nonexclusive license by the Company or any Subsidiary of such Proprietary Assets to customers, suppliers or contract manufacturers in the ordinary course of business consistent with past practices;

(j)	Any change in any Material Contract to which the Company or any Subsidiary is a party or by which it is bound, which change has had or could reasonably be expected to have a Material Adverse Effect;

(k)	Any declaration, or payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company; or

(l)	Any arrangement or commitment by the Company or any Subsidiary to do any of the acts described in this Section 4.7.

4.8	Compliance with Company Instruments and Laws.

Neither the Company nor any of its material Subsidiaries is in material violation of any provisions of its respective Organizational Document, each as currently in effect. The Company and each of its Subsidiaries has been and is in compliance in all respects with all applicable Laws, except where failure to be in compliance is not material to the business or operations of the Company or its Subsidiaries, as applicable. The Company and each of its material Subsidiaries has been and is currently in compliance in all respects with all applicable Laws relating to the importation or exportation of its products, except where failure to be in compliance would not be material to the business or operations of the Company or its Subsidiaries, as applicable. All material Permits and other authorizations by Governmental Entities held by the Company and its Subsidiaries and which are necessary to their businesses are valid and sufficient in all material respects for the businesses presently carried on by them.

4.9	Illegal Payments; Corruption.

None of the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has, except as would not, individually or in the aggregate, reasonably be expected to result in material liability, fine or judgment to the Company and its Subsidiaries, determined on a consolidated basis: (i) paid, caused to be paid, agreed to pay, or offered, directly or indirectly, in connection with the business of the Company, any payment or gift given to any person acting in an official capacity for any Governmental Entity, to any political party or official thereof, or to any candidate for political office (each, a “Government Official”) with the purpose of (w) influencing any act or decision of such Government Official in his official capacity; (x) inducing such Government Official to perform or omit to perform any activity related to his legal duties; (y) securing any improper advantage; or (z) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Company or any Affiliate thereof in obtaining or retaining business for or with, or in directing business to, the Company or any Affiliate thereof; (ii) made any illegal contribution to any political party or candidate; or (iii) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. Without limiting any of the foregoing, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has taken any action that would violate the Canadian Corruption of Foreign Public Officials Act or U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery Law, nor has paid, caused to be paid, agreed to pay, or offered, directly or indirectly, in connection with the business of the Company, any bribe, kickback, other similar illegal payment or gift, to any supplier or customer.

4.10	Filings.

(a)

Compliance with Filing Requirements. The Company has filed all reports, schedules, forms, statements, exhibits and other documents required to be filed by it with the securities commissions or other applicable provincial and national securities regulatory authorities, including the TSX and NASDAQ. As of the date of the Filings, such Filings, as they may have been subsequently amended by Filings made by the Company with applicable Canadian securities regulatory authorities, the Securities and Exchange Commission or the TSX or NASDAQ prior to the date hereof, complied in all material respects with the requirements of applicable securities Laws applicable to the Filings. None of the Filings, as of the date filed and as they may have been subsequently amended by filings made by the Company with the applicable securities regulatory authority prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made no confidential filings with the securities commissions or other applicable provincial and national securities regulatory authorities, including the TSX and NASDAQ.

(b)	Financial Information and Related Matters. The financial statements of the Company included in the Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the applicable securities regulators with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial condition of the Company and the Subsidiaries that are consolidated as part of such financial statements as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(c)	Senior Indebtedness. As of the date hereof, the total outstanding amount (including principal and accrued interest thereon) of the Company’s and its Subsidiaries Senior Indebtedness is no greater than $62,000,000. The Company has no present agreement or intention to issue or incur any Senior Indebtedness in addition to the foregoing, other than in the ordinary course of business consistent with past practice or as will be assumed by the Company in connection with the Merger.

4.11	Listing.

The Common Shares are listed for trading on the TSX and NASDAQ and satisfy the requirements for continuation of such listing in all respects. The Company has not received any notice from the TSX or NASDAQ that its Common Shares will be delisted from the TSX or NASDAQ or that its Common Shares do not meet all requirements for listing.

4.12	Stop Transfer.

The Company has not issued any stop transfer order or other order impeding the sale and delivery of any of the Note Shares.

4.13	CWI Joint Venture Agreement and Volvo Agreement.

Each of the CWI Joint Venture Agreement and the Volvo Agreement are in full force and effect, neither the Company (in the case of the CWI Joint Venture Agreement) nor Westport Power Inc. (in the case of the Volvo Agreement) are in material breach or material default thereunder, and to the Knowledge of the Company, no other Person that is party to either such agreement is in material breach or material default thereunder.

4.14	Reporting Issuer Status.

The Company is a reporting issuer not in default in any material respect of any requirement under Canadian or United States securities Laws.

4.15	Undisclosed Liabilities.

(a)	Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company for the nine months ended September 30, 2015, (ii) liabilities incurred since September 30, 2015 in the ordinary course of business consistent with past practice, and (iii) liabilities incurred pursuant to the transactions contemplated by this Agreement, the Company and its Subsidiaries do not have any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).

(b)	No Minority Subsidiary has any material liability or obligation, the payment or fulfillment of which has been guaranteed by the Company and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably likely result in any such liability or obligation.

(c)	To the Knowledge of the Company, CWI does not have any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) other than (i) those liabilities that are reflected or reserved for in the consolidated financial statements of CWI for the nine months ended September 30, 2015, and (ii) liabilities incurred since September 30, 2015 in the ordinary course of business consistent with past practice.

4.16	Brokers.

Except for the amount of $400,000 payable to Rothschild Inc. on the Purchased Assets Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

4.17	Litigation.

There is no Proceeding pending or, to the Knowledge of the Company, threatened, by any Person and to the Knowledge of the Company, there is no investigation pending by any Governmental Entity, in each case against the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor any of the Company or any of its Subsidiaries’ respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Entity. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Entity.

4.18	Taxes.

(a)	The Company and each of its Subsidiaries has filed with the appropriate Governmental Entity (other than Westport HK, which is in the process of filing and the filing of an Indian tax return for which no taxes are due) all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate would not reasonably be expected to be material. The Company and each of its Subsidiaries has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

(b)	(i) There are no audits or other proceedings pending or to the Knowledge of the Company, investigations by any Governmental Entity, with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and (iii) none of the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

(c)	Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” or “substantially similar” transaction, within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or in any “reportable transaction”, within the meaning of section 237.3 of the Income Tax Act (Canada). Each of the Company and, if required by Law, the Subsidiaries is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales tax.

(d)	Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(e)	Each of the Company and the Subsidiaries, in all material respects, has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entities any such amounts required by Law to be remitted by it.

4.19	Environmental Matters.

The Company and its Subsidiaries are in compliance with all, and for the past five (5) years have not violated any, applicable Environmental Laws, except where failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has Released any Hazardous Materials in a manner that would reasonably be expected to result in liability to any of them or that would reasonably be expected to adversely affect any of their operations except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, Hazardous Materials are not present at, under, in or affecting any real property currently or formerly owned, leased or used by the Company or any of its Subsidiaries, or at any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage or disposal, that would reasonably be expected to give rise to liability of or adversely affect the operations of the Company or any of its Subsidiaries, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.20	Intellectual Property.

(a)	The Company has provided to Cartesian a correct and complete list of all patent registrations and applications for registration owned by the Company or its Subsidiaries. Except as set forth on Schedule 4.20(a), the Company or one of its Subsidiaries is the sole and exclusive owner of each such registration and application for Intellectual Property and each such item is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b)

Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, (i) the Company and its Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as it is currently conducted and as contemplated to be conducted, (ii) the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or threatened claims with respect to any of the Intellectual Property rights owned by or purported to be owned by the Company or any of its Subsidiaries, (iv) no third party is currently infringing or misappropriating Intellectual Property rights owned by or purported to be owned by the Company or any of its Subsidiaries, (v) there are no orders, writs, injunctions, or decrees to which the Company or any of its Subsidiaries is subject with respect to any Intellectual Property, (vi) the transactions contemplated by this Agreement will not alter in a manner materially adverse to the Company or any of its Subsidiaries, or materially impair the Company’s or any of its Subsidiaries’ rights in, or with respect to, any Intellectual Property described in Section 4.20(b)(i), (vii) all licenses and consents to use Intellectual Property of third parties which is necessary to conduct the business of the Company and its Subsidiaries as currently conducted, to the Knowledge of the Company, are in full force and effect and no default or material noncompliance exists on the part of the Company or its Subsidiaries or, to the knowledge of the Company, on the part of other companies thereto, (viii) the Intellectual Property owned or purported to be owned by the Company or its Subsidiaries does not include any Intellectual Property in respect of which any officers, employees, consultants or contractors of the Company or its Subsidiaries have any rights and all current and former officers, employees, consultants and contractors of the Company and its Subsidiaries have assigned in writing all of their rights in any such Intellectual Property and have waived in writing any such moral rights therein and (ix) the Company and its Subsidiaries have taken commercially reasonable steps with current and former officers, employees, consultants and contractors of the Company to maintain the secrecy and confidentiality of all trade secrets owned by the Company or any of its Subsidiaries.

(c)	(i) Neither the Company nor any of its Subsidiaries has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, and (ii) no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used, directly or indirectly, to create, in whole or in part, any material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership rights or any other similar right, title or interest (including any “march in” rights) in or to such Intellectual Property.

(d)	To the Knowledge of the Company, there have been no security breaches in the information technology systems of the Company or any of its Subsidiaries or the information technology systems of a third party to the extent used by or on behalf of the Company or any of its Subsidiaries.

(e)	There are no Liens on any of the Intellectual Property, except as required by the Volvo Agreement.

4.21	Employee Benefit Plans.

(a)	The Company has provided Cartesian with a true and complete list of each material Company Benefit Plan. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and applicable Laws. All material employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Company Benefit Plan have been paid or remitted in a timely fashion or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof in compliance in all material respects with its terms and all Laws.

(b)	Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received, or may rely upon, a favorable determination or opinion letter from the United States Internal Revenue Service as to its qualified status and, to the Knowledge of the Company, no event has occurred that could be reasonably expected to adversely affect the qualified status of any such Company Benefit Plan. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that could result in material liability to the Company and its Subsidiaries, taken as a whole. Each Company Benefit Plan maintained for employees located in Canada that is intended to qualify for tax-preferred or tax-exempt treatment has been duly registered in accordance with applicable Law, and, to the Knowledge of the Company, no event has occurred with respect to any such Company Benefit Plan that could result in the revocation of the registration of such Company Benefit Plan or which could otherwise reasonably be expected to adversely affect the tax status of such Company Benefit Plan.

(c)	None of the Company, any of its Subsidiaries or any of their ERISA Affiliates, has or could reasonably be expected to have material liability in connection with: (i) an employee pension benefit plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a Multiemployer Plan, (iii) a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada), (iv) any benefit plan maintained for Canadian employees to which the Company or its Subsidiaries are required to contribute and which is not maintained or administered by the Company or its Subsidiaries or any of their Affiliates, and (v) any plan or arrangement which provides post-employment retiree medical or welfare benefits, except as required by applicable Law.

(d)	Neither the Company nor its Subsidiaries has any formal plan or has made any legally binding promise or commitment to create any additional material benefit plans which would be considered to be a Company Benefit Plan once created or to amend the terms of any Company Benefit Plan to materially increase the cost of the benefits provided under any such Company Benefit Plan.

(e)

Neither the execution of this Agreement nor the closing of the investments contemplated hereby will: (i) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits to any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries; (ii) give rise to any payment or benefit by the Company or any of its Subsidiaries to any of their current or former employees or other service providers; or (iii) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES BY CARTESIAN

Cartesian represents, and warrants to, and covenants with, the Company as follows:

5.1	Authority.

Cartesian is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Cartesian has the requisite legal right and power, as applicable, to enter into, execute, deliver and perform its obligations under this Agreement and the other Transaction Documents. Assuming due execution and delivery by the other Parties, this Agreement is, and upon their execution, the other Transaction Documents to which Cartesian is a party will be, valid and binding obligations of Cartesian, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. The entering into of this Agreement and the other Transaction Documents and the transactions contemplated thereby will not result in a violation of any of the terms or provisions of any Law applicable to Cartesian, or any of its Organizational Documents, or any material agreement to which it is a party or by which it is bound.

5.2	General Solicitation.

Neither Cartesian nor the Purchaser is purchasing the securities as a result of any advertisement, article, notice or other communication regarding the securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

5.3	Disclosure of Information to Regulatory Authorities.

Cartesian acknowledges, on behalf of itself and any Purchaser, that the Company may be required to disclose to securities commissions, stock exchanges or other Governmental Entities the name and address of Cartesian and the Purchaser(s), the number and type of securities purchased and the purchase price for such securities, and, if required by applicable securities legislation, regulations, rules, policies or orders or by any securities commission, stock exchange or other regulatory authority, Cartesian will, in a timely manner, assist the Company in obtaining such necessary consents and filing such reports, undertakings and other documents with respect to the distribution of the securities as may be required or requested by the Company to enable the Company to comply with applicable securities legislation, regulations, rules, policies or orders or the requirements of any securities commission, stock exchange or other regulatory authority, unless Cartesian or any of its Affiliates is prohibited from so assisting the Company by the terms or provisions of any Law, or any of such Person’s Organizational Documents, or any material agreement to which Cartesian or any of its Affiliates is party or by which any such Person is bound.

5.4	Proceeds of Crime.

The funds representing the respective Purchase Price advanced by Cartesian and/or the Purchaser hereunder do not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLA”), and it acknowledges that the Company may in the future be required by law to disclose its name and other information relating to this Agreement and the subscription hereunder, on a confidential basis, pursuant to the PCMLA. To the best of Cartesian’s knowledge, none of the subscription funds provided to pay the Purchase Price: (i) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, the United States of America, or any other jurisdiction; or (ii) are being tendered on behalf of a Person that has not been identified to it.

5.5	No Governmental Review.

The Purchaser understands that no U.S. Governmental Entity has passed on or made any recommendation or endorsement of the Convertible Notes or any Note Shares, or the fairness or suitability of the investment in the Convertible Notes or any Note Shares, nor have such U.S. Governmental Entities passed upon or endorsed the merits thereof.

ARTICLE VI

COVENANTS

The Company and Cartesian, on behalf of itself and any Purchaser, as applicable, covenant and agree that from and after the date hereof:

6.1	Access.

To the extent permitted by Law and not in contravention of the rights of third parties, the Company shall permit representatives of Cartesian to have reasonable access to the properties of the Company and its Subsidiaries, to examine the corporate books and make copies or extracts therefrom or to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the principal officers and employees of the Company upon request, all during normal business hours and subject to other reasonable restrictions by the Company. For greater certainty, the foregoing shall not in any manner limit the access to the Company’s information, corporate books and personnel that the Cartesian Designee would otherwise be entitled to by applicable Laws, the Organizational Documents or any agreement between Cartesian or the Cartesian Designee, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

6.2	Communication with Accountants.

Within five (5) days of the date hereof, the Company shall authorize the Cartesian Designee to communicate with its independent chartered accountants and tax advisors to the same degree afforded to any other member of the Company’s Board. Notwithstanding the foregoing, the Company shall facilitate discussions between such accountants or tax advisors and Cartesian representatives in the event Cartesian reasonably desires to speak with such accountants, and shall authorize those accountants to disclose to Cartesian any and all reasonably requested financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Company and any of its material Subsidiaries. If such requests are not also made by the Board or have not otherwise been previously prepared by the accountants, Cartesian shall bear the reasonable out-of-pocket costs of the Company for providing any such original materials. Any such information provided to Cartesian may additionally be provided to the Company’s directors at their request or at the Company’s own determination.

6.3	Tax Law Compliance.

(a)	The Company shall pay all transfer, excise, withholding or similar Taxes (not including income or franchise taxes) that it is obligated by the applicable Law and/or this Agreement to pay in connection with the issuance, sale, delivery or transfer by the Company to Purchaser of the Convertible Note and Purchased Assets or payment of any Contingent Payment Amount. The Company shall not be responsible for any Taxes in connection with the transfer by Purchaser of any Convertible Note, Purchased Assets or Note Shares or any other Taxes which it is not obligated by applicable Law to pay in its capacity as borrower.

(b)	The Parties hereby agree that an obligation to withhold Tax may apply with respect to payments of interest on the Convertible Notes or on the Contingent Payment Amounts, and if applicable, the Company may withhold all such Taxes from any such interest or Contingent Payment Amounts paid to Cartesian or any Purchaser without any gross up or indemnifications.

(c)	Following the Closing, each Party agrees to work with the other Party and its advisors diligently and in good faith to agree upon and implement a variation to the terms of the Contingent Payment Rights intended to achieve a more tax-efficient structure; provided such structure will not materially adversely affect the Company and its Subsidiaries. Such variation would be implemented as soon as reasonably practicable (and in any event within twelve (12) weeks) from Cartesian proposing such a structure to the Company. Cartesian would bear solely all of the Parties’ reasonable costs incurred in connection with implementing such structure.

6.4	Election of Cartesian Representative to the Board of the Company.

(a)	The Company’s Board of Directors (the “Board” or the “Company’s Board”) has taken all actions necessary to cause to be appointed to the Board, effective promptly following the closing of Cartesian’s acquisition of the Contingent Payment Right, Peter Yu, and Cartesian shall have received evidence reasonably satisfactory to it of the taking of such actions.

(b)	For so long as Cartesian together with its Affiliates (including any applicable Purchaser(s)) hold in aggregate at least the Minimum Threshold, the Company shall take all such actions as are necessary to have Peter Yu or an individual nominated by Cartesian (in the event that Peter Yu is incapable of serving for any reason, as determined by Cartesian acting reasonably and in good faith) serve as a member of the Board and be nominated for election by Company shareholders as a member of the Board (for years following Peter Yu’s or the applicable Cartesian Designee’s, as applicable, initial term). In the event that Cartesian together with its Affiliates (including any applicable Purchaser(s)) fails or ceases to hold at least the Minimum Threshold, all rights of Cartesian to designate Peter Yu or another individual to serve, or be nominated for service, on the Board hereunder shall cease, however Peter Yu or the applicable Cartesian Designee, as applicable, shall remain a member of the Board in such instance unless and until the Board takes action to remove Peter Yu or the Cartesian Designee, as applicable, therefrom or requests his resignation from the Board. In the event the Board requests such resignation, Peter Yu or the Cartesian Designee, as applicable, shall promptly resign.

6.5	Stop-Orders.

(a)	The Company will advise Cartesian promptly after it receives notice of issuance by any provincial securities commission, any state securities commission or any other regulatory authority of any cease trade order, stop order or of any order preventing or suspending any offering of or trading in any securities of the Company, or of the suspension of the qualification of the Common Shares of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

(b)	The Company will not issue any stop transfer order or other order impeding the sale and delivery of any of the Note Shares, except as required by applicable Law.

6.6	Listing.

To the extent not already done so, the Company shall promptly apply to cause any Note Shares to be approved for listing on the TSX and NASDAQ. The Company will maintain the listing of its Common Shares on the TSX and NASDAQ or other national securities exchange, and will comply in all material respects with the Company’s reporting, filing and other obligations under the by-laws and rules of such exchanges, as applicable.

6.7	Market Regulations.

The Company shall notify the TSX and NASDAQ of, and make all necessary filings with provincial securities regulators, in accordance with their requirements, in connection with, the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable Law, for the legal and valid issuance of the Convertible Notes and the Note Shares to Purchaser, and promptly provide copies of all such notices and filings to Purchaser.

6.8	Reporting Requirements.

The Company will file with each provincial securities regulator in Canada all reports required to be filed pursuant to applicable securities Laws on a timely basis taking into account any and all extensions granted or permitted by the applicable securities regulator, and refrain from terminating its status as a reporting issuer in each such province.

6.9	Information.

All material non-public information and data, in whatever form, obtained by Cartesian or Purchaser in respect of the Company and the subject-matter of this Agreement shall be subject to the terms of the Non-Disclosure Agreement dated May 11, 2015 between the Company and Cartesian.

6.10	No Short Selling.

For so long as Cartesian together with its Affiliates (including any applicable Purchaser(s)) hold in aggregate at least the Minimum Threshold, neither Cartesian, Purchaser nor any of their Affiliates will engage in any transaction which is designed to sell short the Common Shares. In addition, Cartesian represents that as of the date of this Agreement neither Cartesian nor any Purchaser has any existing short position in the Company’s Common Shares, nor has Cartesian or any Purchaser executed any derivative instruments with any third party, which in either case is designed to dispose of the Common Shares.

6.11	Identity of Holder.

Cartesian covenants and agrees to inform the Company of the identity of all Purchasers, each Person to whom such Convertible Notes are assigned or transferred, and each holder of Convertible Notes at any time where a change has occurred in the identity of such holders.

6.12	Stream Facility.

Cartesian covenants and agrees that it shall provide the Company with access of up to $20,000,000 in capital in order to support two or more product development ventures of the Company or a Subsidiary thereof, as may be agreed upon between Cartesian and the Company (any such capital actually invested by Cartesian or any of its Affiliates, the “Additional Investment”). In consideration for providing all or a portion of the Additional Investment to the Company, Cartesian shall be entitled to such payment on products developed by any venture financed in whole or in part by any Additional Investment as may be agreed upon between Cartesian and the Company. Each of the Company and Cartesian covenant and agree that they shall use their reasonable commercial efforts to identify and negotiate the terms of the funding and payment associated with such ventures as soon as practicable following date hereof, with the purpose of providing to Cartesian and its Affiliates a reasonable commercial return reasonably similar to those anticipated from the payment by the Company of the Contingent Payment Amounts, measured both by time and dollar amount.

6.13	Issuance of Additional Indebtedness; Seniority of Convertible Notes.

The Company covenants and agrees that it shall not, without the prior written consent of Cartesian, during the period in which Cartesian together with its Affiliates (including any applicable Purchaser(s)) continues to hold the Minimum Threshold:

(a) issue or permit any Subsidiary to issue guarantees of any indebtedness of any other Person;

(b) issue or incur any indebtedness ranking senior to or pari passu with the Convertible Notes, other than any indebtedness incurred in connection with the refinancing or repayment of indebtedness in existence as at the date hereof (provided that the amount of any such indebtedness issued in connection with such refinancing or repayment shall not exceed the amount of the indebtedness being refinanced or repaid); or

(c) permit any subsidiary to issue or incur any indebtedness, other than any indebtedness incurred in connection with the refinancing or repayment of indebtedness in existence as at the date hereof (provided that the amount of any such indebtedness issued in connection with such refinancing or repayment shall not exceed the amount of the indebtedness being refinanced or repaid);

provided that notwithstanding the foregoing the Company and its Subsidiaries may issue or incur indebtedness constituted of (x) Successor Debentures and (y) the unutilized portion (as measured on the date hereof) of any lines of credit or existing credit facilities, bankers acceptances, letters of credit, hedging agreements, credit cards, leases and similar indebtedness (including any such facilities or indebtedness assumed by the Company as part of the Merger) and (z) other indebtedness, which if such indebtedness is issued by the Company must rank pari passu with or junior to the Convertible Notes; and provided, further, that the total amount of the indebtedness collectively referred to in (y) and (z) above (including principal and accrued interest thereon and whether issued by the Company or any Subsidiary thereof) shall not exceed, at any point in time following its issuance or incurrence, $3,270,000. For purposes of calculating such $3,270,000 amount, in the event that any such additional incurred indebtedness is denominated in a currency other than U.S. dollars the foreign exchange rate to be used in determining such amount shall be the rate in effect as at the original date of this Agreement. The Company, acting in good faith, shall use reasonable commercial efforts to prevent Fuel Systems Solutions, Inc. or any of its subsidiaries from incurring any material indebtedness that would be reasonably likely to cause the Company and its Subsidiaries to have total indebtedness in excess of $65,270,000, which efforts for greater clarity shall include the Company and its Affiliates utilizing or exercising any consent rights contained under the Merger Agreement with respect to any such incurrence. If Fuel Systems Solutions, Inc. or any of its subsidiaries does incur any such indebtedness despite the Company complying with its obligation in the immediately preceding sentence, the Company shall notify Cartesian promptly, and in any event prior to 11:59 p.m. ET on the date following the date on which the Company learns of such incurrence, and Cartesian hereby agrees to consider in good faith an amendment to the limitations contained in the provisos to the first sentence of this Section 6.13.

6.14	Prospectus Supplement and Registration Statement.

The Company shall complete and file with all relevant regulatory authorities the Prospectus Supplement and Registration Statement on or prior to the Convertible Note Closing and Cartesian covenants that it shall provide such reasonable assistance as the Company may require with respect to such filing.

6.15	CWI Joint Venture Agreement and Volvo Agreement.

The Company shall not agree to any termination or amendment to either of the CWI Joint Venture Agreement or the Volvo Agreement or any substitute agreement that would, or could reasonably be expected to, have a material adverse effect on the payment or amount of the Contingent Payment Amounts pursuant to the terms and conditions of this Agreement. In the event that the Company shall be in breach of the Volvo Agreement the Company shall use all reasonable commercial efforts to remedy any such breach.

6.16	Interim Operating Covenant.

Prior to the Convertible Note Closing, the Company and its Subsidiaries shall use their commercially reasonable efforts to operate their businesses in the ordinary course, and, without the prior written consent of Cartesian (which consent shall not be unreasonably withheld, conditioned or delayed), shall not, except in connection with the transaction contemplated in the Fuel Systems Merger Agreement:

(a)	declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;

(b)	redeem, repurchase or acquire any capital stock of the Company or any of its Subsidiaries, other than repurchases of capital stock from employees, officers or directors of the Company or any of its Subsidiaries in the ordinary course of business pursuant to any of the Company’s agreements or plans in effect as of the date hereof;

(c)	amend the Organizational Documents of the Company or any Subsidiary, except as required in connection with the Merger;

(d)	authorize, issue or reclassify any capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, of the Company or any Subsidiary other than issuances of capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, of the Company to employees, officers and directors of the Company or any of its Subsidiaries in the ordinary course of business pursuant to any of the Company’s agreements or plans in effect as of the date hereof; or

(e)	agree or commit to do any of the foregoing.

6.17	Company Covenants.

(a)	Affirmative Covenants. The Company covenants that, so long as Cartesian together with its Affiliates (including any applicable Purchaser(s)) continues to hold the Minimum Threshold or the Contingent Payment Right shall remain in effect, the Company shall, and shall cause its Subsidiaries to:

(i)	carry on and conduct its activities in a proper, efficient and business-like manner and in accordance with good business practices, and do or cause to be done all things necessary to preserve and keep in full force and effect its existence and rights;

(ii)	comply with all applicable laws of any Governmental Entity, non-compliance with which could materially adversely affect its business or condition, financial or otherwise, on a consolidated basis, except non-compliance being contested in good faith through appropriate proceedings so long as the Company shall have set up and funded sufficient reserves, if any, required under GAAP with respect to such items;

(iii)	pay, observe or perform any other covenant, obligation, condition or agreement contained in the Transaction Document and all other agreements with Cartesian or any of its Affiliates; and

(iv)	deliver, or otherwise make available via SEDAR or EDGAR, all information (including, without restriction, quarterly unaudited and annual audited financial statements and related management’s discussion and analysis) required to be delivered by it to its shareholders pursuant to applicable securities Laws, within the time periods required thereby.

In addition and without limiting the foregoing in any way, the Company covenants that, so long as a Cartesian Designee shall remain on the Board, the Company shall, and shall cause its Subsidiaries to maintain a directors and officers insurance policy that shall (1) be reasonably acceptable to Cartesian and (2) provide coverage to the Cartesian Designee or any other officer or directors affiliated with Cartesian or any of its Affiliates so long as any such individual is employed, engaged or otherwise providing any service to (including serving as a Director of) the Company or any Subsidiary thereof.

(b)	Negative Covenants. The Company covenants that so long as Cartesian together with its Affiliates (including any applicable Purchaser(s)) continues to hold the Minimum Threshold, without the prior written consent of Cartesian, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i)	other than with respect to such sales of interests in any Affiliate or subsidiary of a Purchased Asset Affiliate as have been disclosed in writing to Cartesian prior to the date hereof, directly or indirectly make any material acquisitions (including by merger, consolidation, acquisition of stock or acquisition of assets) or material dispositions of any Subsidiary (including by merger, consolidation, sale of stock or sale of assets);

(ii)	incur or make material capital expenditures which are not contemplated in a Board approved annual budget;

(iii)	repurchase any Common Shares (other than repurchases of Common Shares in connection with a termination of the applicable holder’s employment or engagement by the Company or subsidiary thereof);

(iv)	engage or permit any action or omission that could reasonably be expected to breach the representations contained in Section 4.9 of this Agreement if such representation were made as of, or subsequent to, the date of such action or omission;

(v)	enter into any material agreement or engage in any material business activity, arrangement or relationship with any of the Company’s or any of its Subsidiaries’ officers, directors, employees, members, partners, shareholders, lenders or debt security holders, or any Affiliate of the foregoing;

(vi)	terminate the registration of the Common Shares under applicable Laws or delist the Common Shares from the TSX or NASDAQ or take any action or omission that is reasonably likely to result in the foregoing;

(vii)	permit (x) the Company or any Affiliate to approve or to refrain from approving any material action set forth in Section 5.6 of the CWI Joint Venture Agreement or (y) the Company’s representation to the CWI Board of Directors to approve or refrain from approving any action set forth in Sections 5.5(l), (p), (q), (r), (s), (u), (v), (x), (y) and (z) of the CWI Joint Venture Agreement, or in each of clause (x) or (y), the analogous provision of such sections, as applicable, if the CWI Joint Venture Agreement is amended, restated or otherwise modified after the date hereof; or

(viii)	agree or commit to do any of the foregoing.

In addition and without limiting the foregoing in any way, the Company covenants that so long as any Note Shares shall remain outstanding and are held by Cartesian or any Affiliate or the Contingent Payment Right shall remain in effect, without the prior written consent of Cartesian, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly amend the Organizational Documents of the Company or any of its Subsidiaries in a manner that is or could reasonably be considered to be adverse to Cartesian and its Affiliates, including the applicable Purchaser, except as may be required in connection with the Merger.

(c)	Cost Reduction Plans. Without limiting the generality of Section 6.1, the Company covenants that beginning on the date hereof until Cartesian is satisfied, acting reasonably, with the implementation and execution of the Cost Reduction Plan, the Company will reimburse Cartesian for up to One Hundred and Seventy-Five Thousand Dollars ($175,000) per year of all costs related to a Cartesian employee who will spend fifty percent (50%) of such individual’s working time assisting the Company with such implementation and execution. For the avoidance of doubt, such costs shall be inclusive of such individual’s compensation as well as all other costs related to Cartesian employing such individual.

(d)	Collateral; Security Interest.

(i)	Promptly and in any event within 30 days following consummation of the Merger, the Company shall work in good faith and use reasonable best efforts to have executed and delivered to Cartesian, as agent for the Purchasers, a fully executed copy, in form and substance reasonably satisfactory to Cartesian, of (i) an amended and restated copy of the Pledged Intellectual Property Security Agreement pursuant to which the Company shall grant a first ranking security interest to Cartesian or an Affiliate(s) thereof in the Pledged Intellectual Property and (ii) an intercreditor agreement, pursuant to which Volvo Truck Corporation and its applicable Affiliate(s) acknowledge and agree to Cartesian’s first ranking priority with respect to the Pledged Intellectual Property pursuant to the Pledged Intellectual Property Security Agreement.

(ii)	Promptly and in any event within three (3) business days following (x) the date hereof, the Company shall perfect any security interest granted to Cartesian or an Affiliate thereof pursuant to Section 2.3(b)(ii) and (y) consummation of the Merger, the Company shall perfect any security interest granted to Cartesian or an Affiliate thereof that result from the Company’s efforts pursuant to Section 6.17(d)(i).

ARTICLE VII

INDEMNIFICATION

7.1	Indemnity.

(a)

The Company hereby agrees to indemnify and defend and hold harmless Cartesian, Purchaser, each of their respective Affiliates, successors and assigns and each of their respective officers, directors, employees and agents (a “Cartesian Indemnified Party” or collectively the “Cartesian Indemnified Parties”) from and against, and agree to pay or cause to be paid to the Cartesian Indemnified Parties all amounts equal to the sum of, any and all claims, demands, costs, expenses, losses and other liabilities of any kind (other than exemplary, special or punitive damages), of such Cartesian Indemnified Parties (“Losses”) that the Cartesian Indemnified Parties may incur or suffer (including all reasonable legal fees and expenses) which arise or result from (i) any breach of any of the Company’s or any of its Affiliate’s representations or warranties in this Agreement or any other Transaction Document, or (ii) failure by the Company to perform any of its covenants or agreements, in this Agreement or in any other Transaction Document or in any certificate or document delivered pursuant hereto or any other Transaction Document, in each case including any third-party claims arising or resulting from such breach or failure, except to the extent such Losses arise out of the gross negligence or willful misconduct of Cartesian or Purchaser, their respective Affiliates, successors and assigns and their respective officers, directors, employees and agents. For the purposes solely of calculating the amount of Losses that result from any breach of any representation or warranty that has occurred for purposes of this Section 7.1, all materiality and Material Adverse Effect qualifiers contained in the Company’s or any of its Affiliate’s representations or warranties in this Agreement or any other Transaction Document shall be disregarded therefrom. The rights of Cartesian and Purchaser hereunder shall be in addition to, and not in lieu of, any other rights and remedies which may be available to it by law or under the Charter and Bylaws of the Company or the Transaction Documents.

(b)	Cartesian hereby agrees to, and shall cause Purchaser to, indemnify and defend and hold harmless the Company, each of its Affiliates, successors and assigns and each of its officers, directors, employees and agents (a “Company Indemnified Party” or collectively the “Company Indemnified Parties”) from and against, and agrees to pay or cause to be paid to the Company Indemnified Parties all Losses that the Company Indemnified Parties may incur or suffer (including all reasonable legal fees and expenses) which arise or result from any breach of any of its representations or warranties, or failure by Cartesian or the Purchaser to perform any of their covenants or agreements, in this Agreement or in any other Transaction Document or in any certificate or document delivered pursuant hereto or any other Transaction Document, including any third-party claims arising or resulting from such breach or failure, except to the extent such Losses arise out of the gross negligence or willful misconduct of the Company or its respective Affiliates, successors and assigns and their respective officers, directors, employees and agents. The rights of the Company hereunder shall be in addition to, and not in lieu of, any other rights and remedies which may be available to it by law or under the Charter and Bylaws of the Company or the Transaction Documents.

7.2	Procedures.

(a)	If a third party shall notify a Cartesian Indemnified Party or a Company Indemnified Party (an “Indemnified Party”) with respect to any matter that may give rise to a claim for indemnification under the indemnity set forth above in Section 7.1, the procedure set forth below shall be followed.

(i)	Notice. The respective Indemnified Party shall give to the Party providing indemnification (the “Indemnifying Party”) written notice of any claim,

suit, judgment or matter for which indemnity may be sought under Section 7.1 promptly but in any event within 30 days after the Indemnified Party receives notice thereof; provided, however, that failure by the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability it shall otherwise have pursuant to this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure. Such notice shall set forth in reasonable detail: (x) the basis for such potential claim; and (y) the dollar amount of such claim (to the extent determinable). The Indemnifying Party shall have a period of 30 days within which to respond thereto. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted responsibility for such indemnity.

(ii)	Defense of Claim. With respect to a claim by a third party against an Indemnified Party for which indemnification may be sought under this Agreement, the Indemnifying Party shall have the right, at its option, to be represented by counsel of its choice and to assume the defense or otherwise control the handling of any claim, suit, judgment or matter for which indemnity is sought, which is set forth in the notice sent by the Indemnified Party, by notifying the Indemnified Party in writing to such effect within 30 days of receipt of such notice; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party’s reasonable judgment based upon the advice of counsel, it is advisable in light of the separate interests of the Indemnified Party, to be represented by separate counsel, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party but only in respect of one counsel (chosen by the Purchaser) plus appropriate local counsel, if applicable, for all Indemnified Parties. If the Indemnifying Party does not give timely notice in accordance with the preceding sentence, the Indemnifying Party shall be deemed to have given notice that it does not wish to control the handling of such claim, suit or judgment. In the event the Indemnifying Party elects (by notice in writing within such thirty-day period) to assume the defense of or otherwise control the handling of any such claim, suit, judgment or matter for which indemnity is sought, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any and all reasonable professional fees (including attorneys’ fees, accountants, consultants and engineering fees) and investigation expenses incurred by the Indemnified Party after it provides notice under clause (i) and prior to such election, notwithstanding the fact that the Indemnifying Party may not have been so liable to the Indemnified Party had the Indemnifying Party not elected to assume the defense of or to otherwise control the handling of such claim, suit, judgment or other matter. In the event that the Indemnifying Party does not assume the defense or otherwise control the handling of such matter, the Indemnified Party may retain counsel, as an indemnification expense, to defend such claim, suit, judgment or matter.

(iii)	Final Authority. The Parties shall cooperate in the defense of any such claim or litigation and each shall make available all books and records which are relevant in connection with such claim or litigation. In connection with any claim, suit or other proceeding with respect to which the Indemnifying Party has assumed the defense or control, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to any matter unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person on the part of the Indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (iii) the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. In connection with any claim, suit or other proceeding with respect to which the Indemnifying Party has not assumed the defense or control, the Indemnified Party may not compromise or settle such claim without the consent of the Indemnifying Party, which shall not be unreasonably withheld.

(b)	Claims Between the Indemnifying Party and the Indemnified Party. Any claim for indemnification under this Agreement which does not result from the assertion of a claim by a third party shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. The Indemnifying Party shall have a period of 30 days within which to respond thereto.

7.3	Survival.

The representations and warranties of the Parties contained in this Agreement shall survive for twelve (12) months following the Convertible Note Closing, except that (i) the representations and warranties of the Company contained in Sections 4.1, 4.2, 4.3 and 4.5 will survive indefinitely, and (ii) the representations and warranties of Cartesian contained in Section 5.1 will survive indefinitely. All of the covenants or other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance.

ARTICLE VIII

MISCELLANEOUS

8.1	Waivers and Amendments.

Unless otherwise provided, any provision of this Agreement may be amended, waived or modified upon the written consent of the Company and Cartesian.

8.2	Governing Law.

This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the conflict of laws provisions thereof.

8.3	Exclusive Jurisdiction.

Any action or proceeding brought by a Party arising out of or in connection with this Agreement or any other Transaction Document, may be brought in a court of competent jurisdiction located in New York, New York. The Parties agree not to contest such jurisdiction or seek to transfer any action relating to such dispute brought in New York to any other jurisdiction. Service of process on the Parties in any action arising out of or relating to this Agreement shall be effective if mailed to the Parties in accordance with Section 8.7 hereof.

8.4	Jury Waiver.

THE PARTIES HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT.

8.5	Entire Agreement.

This Agreement and the Transaction Documents constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

8.6	Fees and Expenses.

(a)	Closing Fee; Reimbursement of Expenses. The Company shall pay up to an aggregate of One Hundred and Fifty Thousand Dollars ($150,000) of reasonable out-of-pocket expenses and fees and disbursements incurred by Cartesian or Purchaser in connection with the negotiation and consummation of the transactions contemplated hereunder, including attorney’s fees and expenses and due diligence or other review conducted prior to the negotiation of this Agreement.

(b)	Other Expenses. The Company shall pay all reasonable out-of-pocket expenses and fees and disbursements, including attorneys’ fees, incurred by Purchaser in connection with any attempt to enforce any right of Purchaser against the Company, or any person or other entity that may be obligated to Cartesian or Purchaser by virtue of any of the Transaction Documents, to the extent a court of competent jurisdiction determines that Cartesian or Purchaser is entitled to enforce such right.

8.7	Notices.

All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or by facsimile transmission or three days after being mailed, registered or certified mail, return receipt requested, with postage prepaid to the applicable Parties at the address stated below or if either Party shall have designated a different address or facsimile number by notice to the other Party given as provided above, then to the last address or facsimile number so designated.

If to the Company:

Westport Innovations Inc.

101 - 1750 West 75th Avenue

Vancouver, BC V6P 6G2

Attention:	Salman Manki
Facsimile:	604-718-2001

with a copy to:

Bennett Jones LLP

4500, 855-2nd Street S.W.

Calgary, AB T2P 4K7

Attention:	Bruce Hibbard
Facsimile:	403-265-7219

If to Cartesian or Purchaser:

Pangaea Two Management, LP (or in the case of the applicable Purchaser)

c/o Cartesian Capital Group

505 Fifth Avenue

15th Floor

New York, NY 10017

USA

Attention:	Peter Yu
Facsimile:	212-461-6366

with a copy to:

Willkie, Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

USA

Attention:	Kirk Radke
Facsimile:	212-728-9210

8.8	Validity.

If any provision of this Agreement or any of the Transaction Documents shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions thereof shall not in any way be affected or impaired thereby.

8.9	Counterparts.

This Agreement may be executed in any number of counterparts. This Agreement, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or in portable document format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of either Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to the requesting Party. Neither Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or portable document format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or in portable document format as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

8.10	Publicity.

None of Cartesian, Purchaser or the Company shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by those parties mentioned in such press release or public disclosure in advance; provided that such consent shall not be necessary if otherwise required by Law, a Governmental Entity or a securities exchange in the judgment of the disclosing Party, based on the advice of counsel, so long as prior to such disclosure, such Party consults with the other Party on such press release or public disclosure. Notwithstanding the foregoing, the Parties agree that Cartesian and Purchaser shall be entitled from time to time to refer to its or their investments in the Company in its or their reports, publications and promotional materials and make public announcements or press releases concerning Purchaser’s investments in the Company and shall be permitted to disclose general information to each of their limited partners and equity participants, provided that: (i) such information is of the form, nature and substance customarily provided to limited partners and equity participants in a pooled investment vehicle with respect to portfolio companies and (ii) there is no reasonable basis to believe that the dissemination of such information to such limited partners and equity participants is reasonably likely to cause a Material Adverse Effect on the Company or its assets. The Parties acknowledge that this Agreement and, the Convertible Note will constitute material agreements of the Company and shall be required to be filed with the Canadian Securities Administrators and made publicly available via SEDAR and with the Securities and Exchange Commission via the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR).

8.11	Succession and Assignment.

Except as otherwise expressly provided in this Agreement and subject to the other Transaction Documents and applicable Law, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, permitted transferees, heirs, executors and administrators of the Parties. This Agreement may not be assigned by either Party without the prior written consent of the other Party or Parties; provided that Cartesian may assigns its rights hereunder to an Affiliate controlled by Cartesian without the prior written consent of the Company, so long as Cartesian provides prompt written notice to the Company of such assignment. Such assignee shall have no additional rights of assignment except to other Affiliates of Cartesian.

8.12	Termination; Survival.

(a)	This Agreement may be terminated (i) with the consent of each Party to the termination of this Agreement; or (ii) at any time prior to the Convertible Note Closing by either Party in writing, if the other Party has, in any material respect, breached: (A) any covenant or agreement contained herein; or (B) any representation or warranty contained herein, and in either case of clause (A) or (B) if such breach has not been cured by the date 30 days after the date on which written notice of such breach is given to the Party committing such breach. In the event this Agreement is terminated for any reason, this Agreement shall have no further effect, except that (w) Purchaser’s obligation to hold information in strict confidence pursuant to Section 6.9 shall continue to remain in effect for a period of one year thereafter; (x) the obligations of Article VII shall continue for a period of one year thereafter; (y) the provisions set forth in Sections 2.3, 6.3, 6.4, 6.6, 6.7, 6.8, 6.15, 6.17, 8.2, 8.3, 8.4, 8.6, 8.12, 8.13 and 8.14 shall remain in full force and effect, and each such section shall survive such termination indefinitely; and (z) the Contingent Payment Right shall continue to exist in accordance with its terms with no refund or return of the Contingent Payment Right Purchase Price.

(b)	Sections 2.1, 2.4, 3.2(a), 3.2(c), 6.3, 6.7, 6.11, 6.13 and 6.14 of this Agreement, as applicable, may be terminated (i) at any time prior to the Convertible Note Closing, by Cartesian or the Company, in writing, if the applications for prior approval referred to in Section 3.1(b) hereof have been denied, and the time period for appeals and requests for reconsideration has elapsed; or (ii) by Cartesian or the Company, in writing, if the Convertible Note Closing has not occurred within the earlier of: (A) three business days following consummation of the Merger; and (b) May 31, 2016; provided that neither Party may terminate such Sections of this Agreement under clause (ii) if the failure of such Party to perform its obligations hereunder or under the Fuel Systems Merger Agreement contributed materially to the delay in consummating the Merger and/or the transaction contemplated to be consummated at the Convertible Note Closing. In the case of any such termination, the references to the “Convertible Note Closing” in Section 7.3 shall be deemed to refer to the date hereof or the Purchased Assets Closing, if such closing has occurred.

(c)	Sections 2.2, 2.4 and 3.2(b) of this Agreement, as applicable, may be terminated by Cartesian or the Company, in writing, if the Purchased Assets Closing has not occurred by May 31, 2016; provided that neither Party may terminate such Sections of this Agreement pursuant to this sentence if the failure of such Party to perform its obligations hereunder or under the Fuel Systems Merger Agreement contributed materially to the delay in consummating the transactions contemplated to be consummated at the Purchased Assets Closing.

(d)	A termination pursuant to Section 8.12(a)(ii), Section 8.12(b)(ii) or Section 8.12(c) shall not relieve the breaching Party from liability for an uncured willful breach of any covenant or agreement contained herein.

8.13	Currency.

Unless otherwise provided, all dollar amounts referred to in this Agreement are to the lawful money of the United States of America.

8.14	Further Assurances.

Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties may require, acting reasonably, from time to time, for the purpose of giving effect to this Agreement and shall take such steps as may be reasonably within its power to implement the full extent of this Agreement.

8.15	Joinder.

Upon the identification of Purchaser (or if more than one, Purchasers), Cartesian will cause such Purchaser or Purchasers to execute a joinder to this Agreement, in the form attached as Exhibit B, and agree to be bound by the terms herein.

[signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date and year first written above.

WESTPORT INNOVATIONS INC.

Per:	/s/ David Demers
	Name:	David Demers
	Title:	Chief Executive Officer

PANGAEA TWO MANAGEMENT, LP

By:	Pangaea Two Admin GP, LLC
Its:	General Partner

By:	/s/ Paul Hong
Name:	Paul Hong
Title:	Authorized Person

PANGAEA TWO ACQUISITION HOLDINGS XIV, LLC

By:	/s/ Paul Hong
Name:	Paul Hong
Title:	Authorized Person

PANGAEA TWO ACQUISITION HOLDINGS PARALLEL XIV, LLC

By:	/s/ Paul Hong
Name:	Paul Hong
Title:	Authorized Person

EXHIBIT A

FORM OF CONVERTIBLE NOTE

CONVERTIBLE PROMISSORY NOTE

$17,500,000 UNITED STATES DOLLARS (the “Principal Amount”)	[●] [●], 2016
Vancouver, British Columbia

FOR VALUE RECEIVED, WESTPORT INNOVATIONS INC., a corporation incorporated under the laws of the Province of Alberta (the “Company”), promises to pay to the order of [●] (the “Lender”), or its registered assigns, in accordance with Section 18, (as applicable, the “Holder”), the Principal Amount, together with interest thereon from the date hereof until paid in full. All references to dollars or “$” shall mean United States Dollars, unless specifically stated otherwise. The Company, the Lender and the Holder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

This Convertible Note is issued pursuant to the Investment Agreement (the “Investment Agreement”) dated as of January 11, 2016 by and among the Lender and the Company.

The following is a statement of the rights of the Holder and the conditions to which this Convertible Note is subject, and to which the Holder hereof, by the acceptance of this Convertible Note, agrees:

1.	Definitions. Capitalized terms defined in the Investment Agreement and used herein without definition have the same meaning herein as in the Investment Agreement provided that, if the Investment Agreement is terminated, such definitions shall be incorporated herein as set forth in the Investment Agreement as of the date hereof.

In addition, as used in this Convertible Note, the following capitalized terms have the following meanings:

(a)	“Affiliate” has the meaning attributed thereto under the Business Corporations Act (Alberta).

(b)	“Applicable Securities Legislation” means applicable securities Laws in each of the Provinces of Canada.

(c)	“Business Day” means any day other than a Saturday, Sunday or any other day that banks in Calgary, Alberta and Vancouver, British Columbia are not generally open for business.

(d)	“Confidential Information” has the meaning attributable thereto in Section 14(b).

(e)	“Conversion Event” means the date that: (i) the Common Shares trade at a price equal to or greater than 200% of the Valuation Price for 20 out of any 30 consecutive trading days on either the TSX or NASDAQ; and (ii) the daily trading volume in United States dollars of the Common Shares on either the TSX or NASDAQ on such dates averages more than $3,000,000.

(f)	“Conversion Price” has the meaning attributable thereto in Section 9(a) and 9(b), as applicable.

(g)	“Convertible Note” means this convertible promissory note.

(h)	“Convertible Note Liabilities” has the meaning attributable thereto in Section 13(a).

(i)	“Date of Original Issue” means [●], 2016, the date of issuance of the Convertible Note by the Company under the Investment Agreement.

(j)	“Debenture” means the debentures outstanding as of the Date of Original Issue pursuant to the Indenture and any debenture issued in substitution, or repayment or refinancing thereof.

(k)	“Debt” means indebtedness of the Company for borrowed money, including obligations under bankers’ acceptances, commercial paper, bonds and debentures.

(l)	“Default Interest Rate” means the lesser of 11% or the maximum rate allowed by applicable Laws.

(m)	“Event of Default” has the meaning attributed thereto in Section 6.

(n)	“Existing Debentures” means any and all debentures outstanding from time to time under the Debenture Indenture dated September 22, 2011 between the Company and Computershare Trust Company of Canada, as amended by that certain First Supplemental Indenture dated June 26, 2014 and by that certain Second Supplemental Indenture dated June 12, 2015.

(o)	“Indenture” means the Debenture Indenture between the Company and Computershare Trust Company of Canada dated September 22, 2011, as amended by First Supplemental Indenture dated June 26, 2014 and by Second Supplemental Indenture dated June 12, 2015, and as the same may be amended, supplemented or restated from time to time.

(p)	“Ineligible Consideration” means any security or property other than a share of the capital stock of the Company that would be a “prescribed security” for purposes of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada) as that provision read immediately prior to its repeal.

(q)	“Maturity Date” has the meaning attributed thereto in Section 2.

(r)	“Merger” means the previously announced merger between the Company and Fuel Systems Solutions, Inc. to be completed pursuant to the terms of an Agreement and Plan of Merger between Fuel Systems Solutions, Inc., Whitehorse Merger Sub Inc. and the Company dated September 1, 2015.

(s)	“Minimum Threshold” means Common Shares (or Common Shares issuable in respect of the conversion of this Convertible Note) representing either (x) five (5%) of the Company’s outstanding Common Shares, which shall be calculated by including in the numerator of such calculation: (i) the number of Common Shares which the Holder or any permitted assignee of the Holder holds; plus (ii) the number of Common Shares into which this Convertible Note may be converted, and by including in the denominator of such calculation the number of shares in (i) and (ii) above plus all issued and outstanding Common Shares or (y) at least seventy-five percent (75%) of the original number of Common Shares issuable in respect of the conversion of this Convertible Note, as adjusted for any stock split or other similar adjustment and treating the number of Common Shares into which this Convertible Note may be converted as Common Shares held by the Holder. Upon consummation of the Merger, the definition of “Minimum Threshold” shall mean Common Shares (or Common Shares into which this Convertible Note may be converted) representing at least eighty percent (80%) of the original number of Note Shares, as adjusted for any stock split or other similar adjustment and treating the number of Common Shares into which this Convertible Note may be converted as Common Shares held by the Holder.

(t)	“Obligations” means the principal, interest and all other amounts, in any form and at any time, arising or owing under this Convertible Note.

(u)	“Officer’s Certificate” means a certificate of the Company signed by any one authorized officer or director of the Company in his or her capacity as an officer or director of the Company, and not in his or her personal capacity.

(v)	“Restructuring Event” has the meaning attributable thereto in Section 13(b).

(w)	“Senior Security” means all mortgages, liens, pledges, charges (whether fixed or floating), or security interests held by or on behalf of any Senior Creditor and in any manner securing any Senior Indebtedness.

(x)	“Subsidiary” has the meaning ascribed thereto in the Securities Act (Alberta).

(y)	“Successor Debentures” shall mean any successor or replacement indebtedness to the Existing Debentures, provided that: (i) any such replacement indebtedness shall be limited in principal amount to the principal amount plus the amount of any accrued interest outstanding with respect to the Existing Debentures as at the date of such replacement and applicable fees to finance the replacement, (ii) the terms and conditions shall not be more favorable to the lender than the Existing Debentures, and (iii) such replacement indebtedness shall not have a maturity date on or before the maturity date of Convertible Note, if any. For greater certainty, if the Holder together with its Affiliates shall hold less than the Minimum Threshold the provisions in (i), (ii) and (iii) above shall not apply.

(z)	“Valuation Price” means US$2.31 and, upon consummation of the Merger, “Valuation Price” shall mean an amount as would provide the same percentage of fully diluted ownership in Common Shares as the Holder would have been entitled to prior to that certain Merger Agreement Amendment but, for the avoidance of doubt, such amount shall not be more than $2.31 or (assuming the Merger Agreement is not amended further following execution of the Merger Agreement Amendment by the parties thereto) less than $2.00, in each case as adjusted for any stock split, subdivision or other similar adjustment of Common Shares.

2.	Interest and Maturity.

(a)	All unpaid principal, together with any accrued but unpaid interest and all other amounts of any kind arising at any time and payable hereunder, shall be due and payable on the date that is five years plus one day from the Date of Original Issue (the “Maturity Date”). Interest on this Convertible Note shall be payable in arrears annually, on December 31. The first payment of interest shall be on December 31, 2016, and shall be calculated from the Date of Original Issue to December 31, 2016.

(b)	Prior to the Maturity Date, interest on this Convertible Note shall be payable at a rate equal to 9.0% per annum, compounding annually, computed on the basis of the actual number of days elapsed and a year consisting of 365 or 366 days, as applicable, payable up to and including December 31 in each year other than 2021 in which case interest shall be calculated and payable on the Maturity Date. Interest shall be calculated based on the weighted average principal outstanding for such period.

(c)	Interest shall be payable in cash in same day funds on the date such interest is due pursuant to Section 2(a), including the Maturity Date, or if this Convertible Note is not paid in full on the Maturity Date, the date thereafter when this Convertible Note is paid in full.

3.	Interest Adjustment. In the event that a court of competent jurisdiction determines that any provision of this Convertible Note obligates the Company to make any payment of interest, or other amount payable to the Holder, in an amount, or calculated at a rate, which would be prohibited by applicable Laws or would result in receipt by the Holder of interest at a rate in excess of the maximum rate permissible under such Laws then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted, with retroactive effect, to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in receipt by the Holder of interest at a rate in excess of the maximum rate permissible. Each interest rate which is calculated under this Convertible Note on any basis other than a full calendar year (the “deemed interest period”) is, for the purposes of the Interest Act (Canada), equivalent to a yearly rate calculated by dividing such interest rate by the actual number of days in the deemed interest period, then multiplying such result by the actual number of days in the calendar year (365 or 366).

4.	Prepayment and Effect on Conversion Rights. Subject to Section 9, the Company shall have no right to prepay this Convertible Note, or any interest or fees accruing or incurred with respect to this Convertible Note, without the prior written consent of the Holder.

5.	Collateral. This Convertible Note is an unsecured obligation of the Company.

6.	Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Convertible Note:

(a)	a failure for 10 days to pay interest on this Convertible Note when due;

(b)	a failure to pay principal or premium, if any, on this Convertible Note when due whether at maturity or otherwise;

(c)	except for a failure to pay any Obligation when due, a default in the observance or performance of any covenant or condition of this Convertible Note by the Company which if remediable remains unremedied for a period of 20 days after notice in writing has been given by the Holder to the Company specifying such default and requiring the Company to remedy such default;

(d)	if a decree or order of a court having jurisdiction is entered adjudging the Company or a material Subsidiary thereof a bankrupt or insolvent under the Bankruptcy and Insolvency Act (Canada) or any other bankruptcy, insolvency or analogous Laws, or issuing sequestration or process of execution against, or against any substantial part of, the property of the Company or a material Subsidiary thereof, or appointing a receiver of, or of any substantial part of, the property of the Company or a material Subsidiary thereof or ordering the winding-up or liquidation of its affairs, and any such decree or order continues unstayed and in effect for a period of 60 days;

(e)	if the Company or a material Subsidiary thereof institutes proceedings to be adjudicated a bankrupt or insolvent or seeking liquidation, dissolution, winding up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt, or consents to the institution of bankruptcy or insolvency proceedings against it under the Bankruptcy and Insolvency Act (Canada), Companies’ Creditors Arrangement Act (Canada) or any other bankruptcy, insolvency or analogous Laws, or consents to the filing of any such petition or to the appointment of a receiver of, or of any substantial part of, the property of the Company or a material Subsidiary thereof or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due;

(f)	if a resolution is passed for the winding-up or liquidation of the Company or a material Subsidiary thereof, other than pursuant to an internal reorganization or other similar transaction, following which the activities of such material Subsidiary are assumed or continued by another Subsidiary of the Company which other Subsidiary is ultimately owned and controlled by the same persons in the same proportions;

(g)	if, after the date of this Convertible Note, any proceedings with respect to the Company or a material Subsidiary thereof are taken with respect to a compromise or arrangement, with respect to creditors of the Company or a material Subsidiary thereof generally, under the applicable legislation of any jurisdiction;

(h)	if an event of default has occurred and is continuing and has not been remedied or waived by the applicable Senior Creditor within 30 days or such longer period (not to exceed 120 days) as may be permitted by the Senior Creditor;

(i)	if an event of default (as defined in the Indenture) has occurred and is continuing and has not been remedied or waived by the applicable holders of Debentures within 30 days or such longer period (not to exceed 60 days) as may be permitted by the trustee or the Indenture;

(j)	for so long as [original Holder] or an Affiliate thereof, a default by the Company or its Affiliates in the observance or performance of any material covenant, condition or provision in any material contract, arrangement or agreement by and among the Lender or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand (which, for the avoidance of doubt, shall include, but not be limited to, all of the Transaction Documents); or

(k)	the failure to make the “offer to prepay” or the prepayments in respect of a Change of Control as set forth in Section 12(b) and 12(d), respectively.

7.	Rights of Holder upon Default

(a)	Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Section 6(d) or 6(e) hereof) and at any time thereafter during the continuance of such Event of Default, the Holder may declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 6(d) or 6(e) hereof, immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

(b)

Notwithstanding anything to the contrary contained herein, in addition to the rights of the Holder specified in subsection (a) of this Section 7, on the date an Event of Default under this Convertible Note occurs, the interest rate on this

Convertible Note shall increase, from that date forward for so long as an Event of Default is continuing, to the Default Interest Rate, with such interest payable on the last Business Day of each month in cash and compounding annually. For the avoidance of doubt, (i) following an Event of Default and until such Event of Default is cured, the interest rate payable on this Convertible Note, as increased pursuant to this Section 7(b), shall continue to accrue, and (ii) following any cure of an Event of Default, the interest rate payable on this Convertible Note shall revert to such rate indicated in Section 2, and shall continue to accrue theretofor until the later of the Maturity Date or until the obligation to repay this Convertible Note in full has been satisfied.

8.	Covenants

(a)	Affirmative Covenants. The Company covenants that, so long as this Convertible Note shall remain outstanding, the Company shall:

(i)	Preservation of Corporate Existence. Subject to the express provisions hereof, the Company will carry on and conduct its activities in a proper, efficient and business-like manner and in accordance with good business practices; and, subject to the express provisions hereof, it will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and rights.

(ii)	Compliance with Laws. Comply with all applicable Laws of any Governmental Entity, noncompliance with which could materially adversely affect its business or condition, financial or otherwise, on a consolidated basis, except non-compliance being contested in good faith through appropriate proceedings so long as the Company shall have set up and funded sufficient reserves, if any, required under generally accepted accounting principles with respect to such items.

(iii)	Performance under the Convertible Note and the Investment Agreement. Pay, observe or perform any other covenant, obligation, condition or agreement contained in this Convertible Note or, for so long as [original Holder] or an Affiliate thereof holds this Convertible Note, the Investment Agreement.

(iv)	Financial Statements. The Company shall deliver, or otherwise make available via SEDAR, to the Holder all information (including, without restriction, quarterly unaudited and annual audited financial statements and related management’s discussion and analysis) required to be delivered by it to its shareholders pursuant to Applicable Securities Legislation, within the time periods required thereby.

(b)	Negative Covenants. The Company covenants that prior to the payment in full in cash of all Obligations, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly take any of the following actions without the prior written consent of the Holder:

(i)	Limitation on Additional Debt. During the period in which the Holder together with its Affiliates continues to hold the Minimum Threshold:

(A)	issue or permit any Subsidiary to issue guarantees of any indebtedness of any other person;

(B)	issue or incur any indebtedness ranking senior to or pari passu with the Convertible Notes, other than any indebtedness incurred in connection with the refinancing or repayment of indebtedness in existence as at the date hereof (provided that the amount of any such indebtedness issued in connection with such refinancing or repayment shall not exceed the amount of the indebtedness being refinanced or repaid); or

(C)	permit any subsidiary to issue or incur any indebtedness, other than any indebtedness incurred in connection with the refinancing or repayment of indebtedness in existence as at the date hereof (provided that the amount of any such indebtedness issued in connection with such refinancing or repayment shall not exceed the amount of the indebtedness being refinanced or repaid);

provided that notwithstanding the foregoing the Company and its Subsidiaries may issue or incur indebtedness constituted of (x) Successor Debentures and (y) the unutilized portion (as measured on the date hereof) of any lines of credit or existing credit facilities, bankers acceptances, letters of credit, hedging agreements, credit cards, leases and similar indebtedness (including any such facilities or indebtedness assumed by the Company as part of the Merger) and (z) other indebtedness, which if such indebtedness is issued by the Company must rank pari passu with or junior to the Convertible Notes; and provided, further, that the total amount of the indebtedness collectively referred to in (y) and (z) above (including principal and accrued interest thereon and whether issued by the Company or any Subsidiary thereof) shall not exceed, at any point in time following its issuance or incurrence, $3,270,000. For purposes of calculating such $3,270,000 amount, in the event that any such additional incurred indebtedness is denominated in a currency other than U.S. dollars the foreign exchange rate to be used in determining such amount shall be the rate in effect as at the original date of this Agreement.

(ii)

Dividend. The Company shall not declare or pay any dividend on the Common Shares; provided, however, that if, notwithstanding this Section 8(b)(ii), the Company declares or pays a cash dividend on the Common Shares prior to repayment in full of this Convertible Note, the Company shall pay the Holder liquidated damages equal to the amount of dividends that would have been paid to the Holder assuming the Principal Amount then outstanding was converted into Common Shares in accordance with Section 9 on the day prior to the declaration of such dividend, which damages shall be paid concurrently with the payment of the applicable dividend. For purposes of clarity, it is agreed that the damages payment payable to the Holder under this clause (ii) shall constitute part of the Obligations and such payment is not a penalty but a genuine pre-estimate of damages.

(iii)	Refrain from Violating the Convertible Note and the Investment Agreement. The Company shall not, and shall cause its Subsidiaries to not, violate or breach any covenant, obligation, condition or agreement contained in this Convertible Note or, for so long as [original Holder] or an Affiliate thereof holds this Convertible Note, the Investment Agreement.

9.	Conversion

(a)	Conversion into Common Shares by the Holder. From the date that is twelve calendar months after the Date of Original Issue and at any time or from time to time thereafter prior to 4:00 p.m. (Vancouver time) on the Business Day immediately preceding the Maturity Date, the Holder shall have the option to convert, as a whole or in part, up to the entire amount then outstanding under this Convertible Note (including the accrued but unpaid interest thereon) into Common Shares at the Valuation Price per Common Share, subject to adjustment as provided in Section 10 hereof, as determined on the Business Day immediately prior to the date of conversion (each such adjusted Valuation Price, whether pursuant to a conversion by the Holder or the Company, a “Conversion Price”). The number of Common Shares to be issued upon such a conversion shall be equal to the quotient obtained by dividing (x) the principal outstanding under the Convertible Note that the Lender elects to convert (plus the accrued but unpaid interest thereon) by (y) the applicable Conversion Price; provided that the aggregate of all conversions by the Holder under this Section 9(a) shall not result in the issuance of the greater of (i) 16,000,000 Common Shares (subject to adjustment pursuant to Section 10 for a stock split, subdivision or other adjustment of the outstanding Common Shares) and (ii) as of any date of determination, one Common Share less than the number of Common Shares that if issued pursuant to this Section 9(a) would, pursuant to applicable Law or any regulation promulgated by any Governmental Entity, the TSX or NASDAQ, require the Company’s shareholders to approve such issuance, in each case subject to any adjustments pursuant to Section 10.

(b)

Conversion by the Company. From the day that is twenty-four calendar months after the Date of Original Issue and at any time or from time to time thereafter prior to 4:00 p.m. (Vancouver time) on the Business Day immediately preceding the Maturity Date, if a Conversion Event shall have occurred, then the Company shall prior to the 5th Business Days following such Conversion Event have the option to convert up to the entire amount outstanding under this Convertible Note (including the accrued but unpaid interest thereon) into Common Shares at the Conversion Price. The number of Common Shares to be issued upon such a conversion shall be equal to the quotient obtained by dividing (x) the principal amount outstanding under the Convertible Note that the Company elects to convert (plus the accrued but unpaid interest thereon) by (y) the applicable Conversion Price; provided that the aggregate of all conversions by the Company under this Section 9(b) shall not result in the conversion of greater than $8,750,000 of principal amount, subject to any adjustments pursuant to Section 10.

(c)	Mechanics and Effect of Conversion. No fractional Common Shares shall be issued upon conversion of this Convertible Note. Upon the conversion of all of the principal and accrued interest outstanding under this Convertible Note, in lieu of the Company issuing any fractional shares to the Holder, the Company shall pay to the Holder the amount of outstanding principal that is not so converted. On partial conversion of this Convertible Note, the Company shall issue to the Holder (i) the Common Shares into which a portion of this Convertible Note is converted and (ii) an amended and restated version of this Convertible Note with a principal amount hereof that shall be equal the difference between (A) the principal amount of this Convertible Note immediately prior to such conversion minus (B) the portion of such principal amount converted into Common Shares. Upon any conversion of this Convertible Note pursuant to this Section 9, the Holder shall surrender this Convertible Note, duly endorsed, at the principal office of the Company. At its expense, the Company shall contemporaneously with such surrender issue and deliver to the Holder at such principal office a certificate or certificates for the number of shares of such Common Shares to which the Holder shall be entitled upon such conversion (bearing such legends as are required by Applicable Securities Legislation and stock exchange regulations or policies, as required by applicable Laws), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Convertible Note.

(d)	Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of this Convertible Note such number of its Common Shares as shall from time to time be sufficient to effect the conversion of this Convertible Note; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of this Convertible Note the Company will take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose.

(e)	Payment of Taxes. The Company will pay all transfer taxes or charges that may be imposed with respect to the issue or delivery of Common Shares upon conversion of this Convertible Note.

(f)	Personal Information Form. Notwithstanding any other provision of this Section 9, in the event that Holder is the holder of 10% or more of the Company’s outstanding Common Shares, no conversion of any principal or interest of this Convertible Note shall occur until the individuals that would control the votes of any Common Shares held by the Holder (upon conversion of this Convertible Note) shall have registered on the System for Electronic Disclosure by Insiders and provided to the TSX a “Personal Information Form” and such form shall have been cleared by the TSX. The Company shall assist the Holder, with the filing of such form as necessary.

10.	Conversion Price Adjustments

(a)	Adjustment for Splits and Combinations. If the Company shall at any time or from time to time after the Date of Original Issue effect a stock split or subdivision of the outstanding Common Shares, the Conversion Price shall be proportionately decreased, and, conversely, if the Company shall at any time or from time to time after the Date of Original Issue combine the outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 10(a) shall become effective contemporaneously with the stock split, subdivision or combination.

(b)	Adjustment for Common Shares Dividends and Distributions. If the Company at any time or from time to time after the Date of Original Issue issues, or fixes a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable solely in additional Common Shares, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (i) the numerator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (ii) the denominator of which is the sum of the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 10(b) to reflect the actual payment of such dividend or distribution.

(c)

Adjustments for Other Dividends and Distributions. Subject to Section 10(k), if the Company at any time or from time to time after the Date of Original Issue issues, or fixes a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution in each case payable in securities of the Company other than Common Shares or other property, in each such event provision shall be made so that the Holder of this Convertible Note shall receive upon conversion hereof, in addition to the number of Common Shares receivable hereupon, the amount of securities of the Company or other property which such Holder would have received had this Convertible Note been converted into Common Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 10 with respect to the rights of the Holder of this Convertible Note or with respect to such other securities or other property by their terms. As used herein, the term “other property” does not include cash.

(d)	Adjustment for Reclassification, Exchange and Substitution. Subject to Section 10(k), if at any time or from time to time after the Date of Original Issue, the Common Shares issuable upon the conversion of this Convertible Note is changed into the same or a different number of shares of any class or series of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 10), then in any such event the Holder shall have the right thereafter to convert this Convertible Note into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of Common Shares into which this Convertible Note could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(e)	Reorganizations. Subject to Section 10(k), if at any time or from time to time after the Date of Original Issue there is a capital reorganization of the Common Shares (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 10), as a part of such capital reorganization provision shall be made so that the Holder shall thereafter be entitled to receive upon conversion of this Convertible Note the number of shares or other securities or property of the Company to which a holder of the number of Common Shares deliverable upon such conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 10 with respect to the rights of the Holder after such capital reorganization to the end that the provisions of this Section 10 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Convertible Note) shall be applicable after that event and be as nearly equivalent as practicable.

(f)

Certificate of Adjustment. In each case of an adjustment or readjustment of any Conversion Price for the number of Common Shares or other securities issuable upon conversion of this Convertible Note, the Company, at its own expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Holder at the Holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based. No adjustment in the Conversion Price shall be required to be made unless it would result in an increase or decrease of at least one cent, but any adjustments not made because of this sentence shall be carried forward and taken into account in any subsequent adjustment otherwise required hereunder.

(g)	Notices of Record Date. Upon (i) the establishment by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the shares of the Company, any merger or consolidation of the Company with or into any other Company, or any transfer of all or substantially all the assets of the Company to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to the Holder at least the later of (x) 20 Business Days prior to the record date specified therein and (y) concurrent with the notice to the holders of the Common Shares, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Shares (or other securities) shall be entitled to exchange their Common Shares (or other securities) for securities or other property deliverable upon such reorganization, reclassification transfer, consolidation, merger, dissolution, liquidation or winding up.

(h)	No Impairment. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the Holder of this Convertible Note against dilution or other impairment as provided herein.

(i)	Other Adjustments. If and whenever the Company shall take any action affecting or relating to the Common Shares, other than any action described in this Section 10, which would prejudicially affect the rights of the Holder, the Conversion Price and, if required, the number of Common Shares to be issued upon exercise of the Convertible Note will be adjusted by the Board in such manner, if any, and at such time, as the Board may, acting reasonably and in good faith, subject to the approval of any stock exchange(s) on which the Common Shares are listed and posted for trading, reasonably determine to be equitable in the circumstances to the Holder.

(j)	Governmental Requirements. If any Common Shares, reserved or to be reserved for the purpose of conversion of the Convertible Note hereunder, require qualification with or approval of any Governmental Entity under any federal or provincial Law applicable in British Columbia before such Common Shares may be validly issued upon conversion, the Company shall take such action as may be necessary to secure such qualification or approval, as the case may be.

(k)	Ineligible Consideration. Notwithstanding anything to the contrary in Section 10, if the Holder would otherwise be entitled to receive, upon conversion of the Convertible Note, any Ineligible Consideration, the Holder shall not be entitled to receive such Ineligible Consideration but the Company shall have the right (at the sole option of the Company) to deliver either such Ineligible Consideration or “prescribed securities” for the purposes of former clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada) with a market value equal to the market value of such Ineligible Consideration.

11.	Withholding Taxes. Notwithstanding any other provision of this Convertible Note, the Company shall:

(a)	not be obliged to reimburse, indemnify, make whole or otherwise pay to the Holder; and

(b)	be entitled to deduct and withhold from all amounts payable pursuant to this Convertible Note, any amounts required by applicable law to be deducted or withheld for any and all Taxes so long as the Company promptly pays the full amount deducted or withheld to the applicable Governmental Entity in accordance with applicable law; and

(c)	assist the Holder in preparing all necessary forms and other paperwork to obtain any tax credits, refunds or exemptions to which the Holder is entitled in respect of any such amounts deducted or withheld; and (d) make any filings or assist the Holder in making any filings and take other required actions to assist the Holder in recovering any such amounts deducted or withheld.

Any such amounts deducted and not owed or paid to the applicable Governmental Entity in accordance with applicable law shall be returned to the Holder promptly. The Holder shall provide any information reasonably requested by the Company to enable it to determine whether taxes must be withheld or deducted and the amount of such withholding or deduction. Prior to deducting and withholding any amount required by applicable law to be deducted or withheld for any and all Taxes, the Company shall provide the Holder with written notice of the claim of the applicable Governmental Entity that such withholding is required by applicable law and the Company shall take all reasonable actions, at the request of the Holder, to reduce or eliminate any proposed withholding taxes, at the Holder’s expense.

12.	Change of Control

(a)	Notice of Change in Control. The Company will, within 5 Business Days after the Board has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to the Holder. Such notice shall refer to this Section 12, shall contain and constitute an offer to prepay this Convertible Note as described in Section 12(b) and shall be accompanied by the certificate described in Section 12(e).

(b)	Offer to Prepay. The offer to prepay this Convertible Note contemplated by Section 12(a) shall be an offer to prepay, in accordance with and subject to this Section 12, all, but not less than all, this Convertible Note on a date specified in such offer (the “Proposed Prepayment Date”), which date shall be not less than 10 Business Days and not more than 20 Business Days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 25th Business Day after the date of such offer).

(c)	Acceptance/Rejection. The Holder may accept the offer to prepay made pursuant to this Section 12 by causing a notice of such acceptance to be delivered to the Company not later than 5 Business Days after receipt by the Holder of the most recent offer of prepayment, but in any event at least 5 Business Days prior to the Proposed Prepayment Date. A failure by the Holder to respond to an offer to prepay made pursuant to this Section 12 shall be deemed to constitute a rejection of such offer by such holder.

(d)	Prepayment. Prepayment of this Convertible Note to be prepaid pursuant to this Section 12 shall be at 100% of the principal amount of such Note, together with interest on such Note accrued to the date of prepayment.

(e)	Officer’s Certificate. Each offer to prepay this Convertible Note pursuant to this Section 12 shall be accompanied by a certificate, signed by an officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 12; (iii) the principal amount of this Convertible Note offered to be prepaid; (iv) the interest that would be due on this Convertible Note, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 12 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

13.	Subordination of this Convertible Note

(a)

Subordination. The indebtedness, liabilities and obligations of the Company under this Convertible Note, whether on account of principal, interest or otherwise, upon maturity (collectively the “Convertible Note Liabilities”), shall be subordinated and postponed and subject in right of payment, to the extent and in the manner hereinafter set forth in the following sections of this Section 13, to the full and final payment of all Senior Indebtedness and the Holder agrees to and shall be bound by the provisions of this Section 13. For the purpose of clarity, the foregoing shall not in any way limit the right of the Holder to receive, or the obligation of the Company to pay, any of the Obligations due and owing prior to the Maturity Date.

(b)	Order of Payment. In the event of any dissolution, winding-up, liquidation, bankruptcy, insolvency, receivership, creditor enforcement, reorganization or realization or other similar proceedings relating to the Company or any of its property or assets (whether voluntary or involuntary, partial or complete) or any other marshalling of the assets and liabilities of the Company or any sale of all or substantially all of the assets of the Company (a “Restructuring Event”):

(i)	all Senior Indebtedness shall first be paid in full, or provision made for such payment, before any payment is made on account of Convertible Note Liabilities;

(ii)	any payment or distribution of assets of the Company, whether in cash, property or securities, to which the Holder would be entitled except for the provisions of this Section 13, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution, to the Senior Creditors to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefore, to the Senior Creditors; and

(iii)	the Senior Creditors or a receiver or a receiver-manager of the Company or of all or part of its assets or any other enforcement agent may sell, mortgage, or otherwise dispose of the Company assets in whole or in part, free and clear of all Convertible Note Liabilities and without the approval of the Holder or any requirement to account to the Holder; provided, however, that the consideration from any such sale, mortgage or disposal shall be utilized to repay the Convertible Note Liabilities and other pari passu debt following the repayment (or provision made for such repayment of) Senior Indebtedness.

The rights and priority of the Senior Indebtedness and the subordination pursuant hereto shall not be affected by:

(A)	the time, sequence or order of creating, granting, executing, delivering of, or registering, perfecting or failing to register or perfect any security notice, caveat, financing statement or other notice in respect of the Senior Security;

(B)	the time or order of the attachment, perfection or crystallization of any security constituted by the Senior Security;

(C)	the taking of any collection, enforcement or realization proceedings pursuant to the Senior Security;

(D)	the date of obtaining of any judgment or order of any bankruptcy court or any court administering bankruptcy, insolvency or similar proceedings as to the entitlement of the Senior Creditors, or any of them or the Holder or any of them to any money or property of the Company;

(E)	the failure to exercise any power or remedy reserved to the Senior Creditors under the Senior Security or to insist upon a strict compliance with any terms thereof;

(F)	whether any Senior Security is now perfected, hereafter ceases to be perfected, is avoidable by any trustee in bankruptcy or like official or is otherwise set aside, invalidated or lapses;

(G)	the date of giving or failing to give notice to or making demand upon the Company; or

(H)	any other matter whatsoever.

For purposes of clarity, prior to or following a Restructuring Event, neither the foregoing Section 13(b) nor any other provision herein shall prevent the Holder from exercising its rights to convert pursuant to Section 9(a).

(c)	Subrogation to Rights of Senior Creditors. Subject to the prior payment in full of all Senior Indebtedness, the Holder shall be subrogated to the rights of the Senior Creditors to receive payments or distributions of assets of the Company to the extent of the application thereto of such payments or other assets which would have been received by the Holder but for the provisions hereof until the principal of and interest on this Convertible Note shall be paid in full, and no such payments or distributions to the Holder of cash, property or securities, which otherwise would be payable or distributable to the Senior Creditors, shall, as between the Company, its creditors other than the Senior Creditors, and the Holder, be deemed to be a payment by the Company to the Senior Creditors or on account of the Senior Indebtedness, it being understood that the provisions of this Section 13 are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Creditors, on the other hand.

The Holder, hereby waives any and all rights to require a Senior Creditor to pursue or exhaust any rights or remedies with respect to the Company or any property and assets subject to the Senior Security or in any other manner to require the marshalling of property, assets or security in connection with the exercise by the Senior Creditors of any rights, remedies or recourses available to them.

(d)	Obligation to Pay Not Impaired. Nothing contained in this Section 13 or elsewhere in this Convertible Note is intended to or shall impair, as between the Company, its creditors other than the Senior Creditors, and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of and interest on this Convertible Note, as and when the same shall become due and payable in accordance with its terms, or affect the relative rights of the Holder and creditors of the Company other than the Senior Creditors, nor shall anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable Law upon default under this Convertible Note, subject to the rights, if any, under this Section 13 of the Senior Creditors.

(e)	No Payment if Senior Indebtedness in Default. Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, or any other enforcement following acceleration of the obligations under the Senior Indebtedness, then, except as provided in Section 13(f), all such Senior Indebtedness shall first be paid in full, or shall first have been duly provided for, before any payment is made on account of the Convertible Note Liabilities or otherwise in respect of this Convertible Note.

In case of an event of default that is continuing with respect to any Senior Indebtedness permitting (either at that time or upon notice, lapse of time or satisfaction of other condition precedent) a Senior Creditor to demand payment or accelerate the maturity thereof, unless and until such event of default shall have been cured or waived or shall have ceased to exist, and provided the Senior Creditor to whom the default relates has given notice of such default to the Company, no payment (by purchase of this Convertible Note) shall be made by the Company with respect to the Convertible Note Liabilities and the Holder shall not be entitled to demand, accelerate, institute proceedings for the collection of, or receive any payment or benefit (including without limitation by set-off, combination of accounts or otherwise in any manner whatsoever) on account of this Convertible Note after the happening of such a default, and unless and until such event of default shall have been cured or waived or shall have ceased to exist, such payments shall be held in trust for the benefit of, and, if and when such Senior Indebtedness shall have become due and payable, shall be paid over to, the Senior Creditors or to the trustee or trustees under any note under which any instruments evidencing an amount of such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to such Senior Creditors.

The fact that any payment hereunder is prohibited by this Section 13(e) shall not prevent the failure to make such payment from being an Event of Default hereunder.

(f)

Payment on Note Permitted. Nothing contained in this Section 13 or elsewhere in this Convertible Note shall affect the obligation of the Company to make, or prevent the Company from making, at any time, except as prohibited by

Section 13(b) or 13(e), any payment of principal of, interest on, or any other Obligation under this Convertible Note. The fact that any such payment is prohibited by Section 13(b) or Section 13(e) shall not prevent the failure to make such payment from being an Event of Default hereunder. Nothing contained in this Section 13 or elsewhere in this Convertible Note, shall prevent, except as prohibited by Section 13(b) or 13(e), the application by the Holder of any monies deposited for the purpose, to the payment of or on account of the Convertible Note Liabilities.

(g)	Confirmation of Subordination. The Holder by its acceptance thereof agrees to take such action as may be necessary or appropriate to effect the subordination as provided in this Section 13. Upon request of the Company, and upon being furnished an Officer’s Certificate stating that one or more named Persons are Senior Creditors and specifying the amount and nature of the Senior Indebtedness of such Senior Creditor, the Holder shall enter into a written agreement or agreements, in a form acceptable to the Senior Creditor, each acting reasonably and in good faith, with the Company and the Persons named in such Officer’s Certificate providing that such Persons are entitled to all the rights and benefits of this Section 13 as Senior Creditors and for such other matters (such as standstill periods and an agreement not to amend the provisions of this Section 13 and the definitions used herein without the consent of such Senior Creditors), as the Senior Creditors may reasonably request. Such agreement shall be conclusive evidence that the indebtedness specified therein is Senior Indebtedness; however, nothing herein shall impair the rights of any Senior Creditor who has not entered into such an agreement.

(h)	Rights of Senior Creditors Not Impaired. No right of any present or future holder of any Senior Indebtedness to enforce the subordination herein will at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any non-compliance by the Company with the terms, provisions and covenants of this Convertible Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

(i)	Altering the Senior Indebtedness. Subject to Section 8(b)(i) hereof, the holders of the Senior Indebtedness have the right to increase, extend, renew, revise, restate, modify or amend the terms of the Senior Indebtedness or any security therefor and to release, sell or exchange such security and otherwise to deal freely with the Company, all without notice to or consent of the Holder and without affecting the liabilities and obligations of the parties to this Convertible Note or the Holder.

(j)	Invalidated Payments. In the event that any of the Senior Indebtedness shall be paid in full and subsequently, for whatever reason, such formerly paid or satisfied Senior Indebtedness becomes unpaid or unsatisfied, the terms and conditions of this Section 13 shall be reinstated and the provisions of this Article shall again be operative until all Senior Indebtedness is repaid in full, provided that such reinstatement shall not give the Senior Creditors any rights or recourses against the Holder for amounts paid to the Holder subsequent to such payment or satisfaction in full and prior to such reinstatement.

(k)	Contesting Security. The Holder agrees that it shall not contest or bring into question the validity, perfection or enforceability of any of the Senior Security, or the relative priority of the Senior Security.

(l)	Obligations Created by Section 13. The Company and the Holder agree that:

(i)	the provisions of this Section 13 are an inducement and consideration to each Senior Creditor to give or continue credit to the Company, its Subsidiaries or others or to acquire Senior Indebtedness;

(ii)	each Senior Creditor may accept the benefit of this Section 13 on the terms and conditions set forth in this Section 13 by giving or continuing credit to the Company, its Subsidiaries or others or by acquiring Senior Indebtedness, in each case without notice to the Holder and without establishing actual reliance on this Section 13; and

(iii)	each obligation created by this Section 13 is created for the benefit of the Senior Creditors and is hereby declared to be created in their favour by the Company and the Holder and shall be binding on the Company and the Holder whether or not the confirmation described in Section 13(g) is requested, executed or delivered.

(m)	No Set-Off. The Company and the Holder agree, that the Holder shall not have any rights of set-off or counterclaim with respect to the principal of and interest on this Convertible Note at any time when any payment of, or in respect of, such amounts to the Holder is prohibited by this Section 13 or is otherwise required to be paid to the Senior Creditors.

14.	Additional Covenants of Holder

(a)	No Short Sales. So long as Holder is the holder of this Convertible Note, Holder will not and will ensure that its Affiliates do not engage in any transaction which is designed to sell short the Common Shares or any other publicly traded securities of the Company.

(b)

Confidentiality. All material non-public information and data, in whatever form, obtained by Holder in respect of the Company and the subject-matter of the Investment Agreement (the “Confidential Information”) shall be held by Holder in the strictest confidence and shall not be disclosed to any third party; provided that such Confidential Information may be disclosed if the disclosure (i) is made with the consent of the Company; (ii) is made to an Affiliate (including any limited partner, general partner, member, manager, shareholder, director, officer or employee) of Holder and such Affiliate agrees to be subject to such confidentiality provisions; (iii) is required by Law or by a Governmental Entity; (iv) is in respect of information or data that is in the public domain at the time of the disclosure through no fault of Holder or any party to which it has disclosed the information; (v) to the extent that the Holder can demonstrate that such information was, prior to the receipt thereof from the Company, in the possession of the Holder or was subsequently independently developed by the Holder; (vi) is made to Holder’s advisors or representatives, which agree to maintain the confidentiality of the Confidential Information; or (vii) is received from a third party not subject to confidentiality obligations with respect to such information.

15.	Further Assurances. Each Party shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may require, acting reasonably, from time to time, for the purpose of giving effect to the Investment Agreement and this Convertible Note, and shall take such steps as may be reasonably within its power to implement the full extent of the Investment Agreement and this Convertible Note.

16.	Waiver and Amendment. Any provision of this Convertible Note may be amended, waived or modified upon the written consent of the Company and the Holder. Additionally, the Holder shall be deemed to have waived any breach of any covenant set forth in Section 8 in the event that each member of the Board appointed by Lender votes in favor of the action that causes such breach, provided that all material terms related to the cause thereof were disclosed to such Board members.

17.	Transfer of this Convertible Note or Securities Issuable on Conversion or Payment Hereunder. Transfers of this Convertible Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Convertible Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Convertible Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Convertible Note shall be overdue and the Company shall not be affected by notice to the contrary.

18.	Assignment. Neither this Convertible Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, as a whole or in part, (i) by the Company without the prior written consent of the Holder, or (ii) by the Holder without the prior written consent of the Company; provided that the Holder or an Affiliate of the Lender may assign the whole of this Convertible Note and the rights, interests or obligations hereunder to any other Affiliate of the Lender without the prior written consent of the Company, so long as the Holder provides prompt written notice to the Company of such assignment. Notwithstanding the foregoing (i) this Convertible Note may only be assigned in whole and not in part, (ii) the Company may, in its reasonable discretion, refuse to consent to the transfer of this Convertible Note to any direct competitor of the Company, including but not limited to Volvo Truck Corporation, Cummins Inc., AVL LIST GmbH and Weichai Power Co., Ltd. or any Affiliates thereof and (iii) until the Company receives notice in accordance with this section the Company shall treat the registered holder hereof as the owner and holder of this Convertible Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Convertible Note shall be overdue.

19.	Treatment of Note. The Company will treat, account and report the Convertible Note in accordance with generally accepted accounting principles in the United States of America.

20.	Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier, personal delivery or facsimile transmission at the respective addresses or facsimile number of the parties as set forth in or otherwise designated by either party pursuant to the Investment Agreement or on the register maintained by the Company. Any party hereto may by notice so given change its address or facsimile number for future notice hereunder. Notice shall conclusively be deemed to have been given when received if received prior to 4:00 p.m. (local time) otherwise it shall be deemed to have been received the following Business Day.

21.	Interaction with other Unsecured Notes or Debentures. The Convertible Note and the Debentures shall rank pari passu notwithstanding date of issue.

22.	Expenses; Waivers. If action is instituted to collect this Convertible Note, the Company shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

23.	Successors and Assigns. Subject to the restrictions on transfer described in Sections 17 and 18 hereof, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

24.	Governing Law; Jury Waiver. This Convertible Note and all actions arising out of or in connection with this Convertible Note shall be governed by and construed in accordance with the laws of the State of New York. Any action or proceeding brought by a Party arising out of or in connection with this Convertible Note may be brought in a court of competent jurisdiction located in the City of New York, New York. The Parties agree not to contest such jurisdiction or seek to transfer any action relating to such dispute brought in New York to any other jurisdiction. Service of process on the Parties in any action arising out of or relating to this Convertible Note shall be effective if delivered to the Parties in accordance with Section 8.7 of the Investment Agreement. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS CONVERTIBLE NOTE.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Note to be issued as of the date first written above.

WESTPORT INNOVATIONS INC.

Per:
Name: Title:

Per:
Name: Title:

EXHIBIT B

JOINDER TO INVESTMENT AGREEMENT

THIS JOINDER to the Investment Agreement, dated as of January     , 2016, by and between Westport Innovations Inc. (the “Company”), and Cartesian Capital Group, L.L.C. (the “Agreement”), is made and entered into as of                      by and between the Company and                      (“Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Purchaser has acquired certain Convertible Notes of the Company (“Convertible Notes”), and the Agreement and the Company require the Purchaser, as a Purchaser of Convertible Notes, to become a party to the Agreement, and the Purchaser agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. The Purchaser hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and acknowledges that it is a “Purchaser”, as that term is defined in the Agreement for all purposes of the Agreement, including with respect to the representations and warranties contained in Article IV to the Agreement, and shall be deemed a Holder of Convertible Notes, as defined in the Convertible Notes.

2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Purchaser and any subsequent Purchasers of Convertible Notes and the respective successors and assigns of each of them, so long as they hold any Convertible Notes.

3. Counterparts. This Joinder may be executed in separate counterparts and may be signed and delivered by means of facsimile machine or in portable document format each of which counterparts shall be treated as an original and all of which taken together shall constitute one and the same agreement having the same binding legal effect as if it were the original signed version thereof.

4. Notices. For purposes of Section 8.7 of the Agreement, all notices, demands or other communications to the Purchaser shall be directed to:

Facsimile:

5. Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the City of New York for all matters arising out of or in connection with this Joinder.

6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

WESTPORT INNOVATIONS INC.

Per:
[Name] [Title]

[PURCHASER]

Per:
[Name] [Title]